Exhibit 10.1
Certain confidential information contained in this document, marked by “[***]”, has been omitted because it is either (i) not material or (ii) would be competitively harmful if publicly disclosed.

FIRST AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT
Dated as of September 30, 2022
Between:

LOANDEPOT.COM LLC, as Seller
and
JPMORGAN CHASE BANK, N.A., as Buyer
1.Applicability
From time to time before the Termination Date, the Parties may enter into transactions in which Seller agrees to transfer to JPMorgan Chase Bank, N.A. (together with its successors and assigns, “Buyer”) Mortgage Loans (including their Servicing Rights) on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller those Mortgage Loans (including the Servicing Rights to them) on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to in this Agreement as a “Transaction” and shall be governed by this Agreement. Buyer shall have no obligation to enter into any Transaction on or after the Termination Date.
2.Definitions; Interpretation
(a)Definitions. As used in this Agreement and (unless otherwise defined differently therein) in each other Transaction Document, the following terms have these respective meanings.
“1934 Act” is defined in Section 27(a).
“Accounts” means, collectively, the Cash Pledge Account, the Funding Account and the Operating Account, each of which is a deposit account held at Financial Institution, all interest accrued on, additions to and proceeds of such deposit accounts and all deposits, payment intangibles, financial assets and other obligations of Financial Institution credited to or comprising a part of such deposit accounts, whether they are demand deposit accounts, or certificated or book entry certificates of deposit (whether negotiable or non-negotiable), investment time deposits, savings accounts, money market accounts, transaction accounts, time deposits, negotiable order of withdrawal accounts, share draft accounts and whether they are evidenced or represented by instruments, general intangibles, payment intangibles, chattel paper or otherwise, and all funds held in or represented by any of the foregoing, and any successor accounts howsoever styled or numbered and all deposit accounts established in renewal, extension or increase or decrease of, or replacement or substitution for, any of the foregoing; and all promissory notes, checks, cash, certificates of deposit, passbooks, deposit receipts, instruments, certificates and other records from time to time representing or evidencing the deposit accounts described above and any supporting obligations relating to any of the foregoing property.
“Act of Insolvency” means with respect to any Person (a) the commencement by that Person as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization,

liquidation, dissolution or similar law, or a request by that Person for the appointment of a receiver, trustee, custodian or similar official for that Person or any substantial part of its property; (b) the commencement of any such case or proceeding against that Person, or another’s seeking such appointment, or the filing against that Person of an application for a protective decree that (i) is consented to or not timely contested by that Person, or (ii) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having similar effect, or (iii) is not dismissed within sixty (60) days; (c) the making by that Person of a general assignment for the benefit of creditors; (d) the admission in writing by that Person that it is unable to pay its debts as they become due, or the nonpayment of its debts generally as they become due; or (e) the board of directors, managers, members or partners, as the case may be, of that Person taking any action in furtherance of any of the foregoing.
“Additional Purchased Mortgage Loans” means Mortgage Loans provided by Seller to Buyer pursuant to Section 4(a).
“Adjusted Leverage Ratio” is defined in the Side Letter.
“Adjusted Tangible Net Worth” is defined in the Side Letter.
“Adjusted Term SOFR Reference Rate” is defined in the Side Letter.
“Affiliate” means with respect to any specified entity, any other entity controlling or controlled by or under common control with such specified entity. For the purposes of this definition, “control” when used with respect to a specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” having meanings correlative to the foregoing. For the avoidance of doubt, none of the Permitted Holders, MTH Mortgage, LLC, MSC Mortgage, LLC, TRI Pointe Connect, LLC, Day One Mortgage, LLC, loanDepot-FB Mortgage, LLC (d/b/a Farm Bureau Mortgage,), LGI Mortgage Solutions LLC, Henlopen Mortgage, LLC, BRP Home Mortgage, LLC, Heartwood Mortgage, LLC , NHC Mortgage, LLC, CUSA Affordable Housing, LLC, Commercial Agency USA, LLC, or any joint venture formed by Seller after the date hereof shall be considered an Affiliate for purposes of this Agreement.
“Aged Loan” is defined in the Side Letter.
“Agency” (and, with respect to two or more of the following, “Agencies”) means FHA, Fannie Mae, Ginnie Mae, Freddie Mac, RHS or VA.
“Agency eNote Clause” is defined in Exhibit B.
“Agency Guidelines” means those requirements, standards, policies, procedures and other guidance documents governing the Agencies’ respective standards and requirements for their purchase or guaranty of residential mortgage loans, as issued or adopted by the Agencies from time to time, as modified for Seller by written modifications of which copies have been provided to Buyer.
“Aggregate Purchase Price” means, at any time, the sum of the outstanding balances of the Purchase Prices paid by Buyer for all Purchased Mortgage Loans that are subject to outstanding Transactions.
“Aggregation Loan” means a Mortgage Loan covered by a Takeout Commitment issued by J.P. Morgan Mortgage Acquisition Corp.

“Agreement” means this First Amended and Restated Master Repurchase Agreement (including all supplemental terms and conditions contained in its Exhibits and Schedules and the Side Letter), as supplemented, amended or restated from time to time.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Seller or its Affiliates from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means federal, state and local anti-money laundering laws, orders and regulations, including the USA Patriot Act of 2001, the Bank Secrecy Act, OFAC regulations and applicable Executive Orders.
“Appraised Value Alternative” means with respect to (i) refinanced Mortgage Loans underwritten with the use of the Fannie Mae direct underwriting system with respect to which a property inspection waiver has been issued, (ii) Fannie Mae “DU Refi” Mortgage Loans and (iii) Freddie Mac “Open Access” Mortgage Loans, the value entered by Seller into Fannie Mae’s Desktop Underwriter or Freddie Mac’s Loan Prospector system, as applicable. In the case of FHA streamlined Mortgage Loans, “Appraised Value Alternative” means the appraised value reported in the FHA Connection system for the Mortgagor's previous loan that is being refinanced by the subject Mortgage Loan.
“Approved Correspondent” means a third party Mortgage Loan originator with which Seller currently has a written correspondent loan purchase agreement and that is either (i) an entity listed on Schedule IV, as such schedule is updated from time to time by Buyer, in its sole discretion, with written notice to Seller, or (ii) an entity that is acceptable to Buyer, as indicated by Buyer to Seller in writing, for purposes of determining eligibility for purchases from Seller of Mortgage Loans that such correspondent originates.
“Approved DU Jumbo Takeout Investor” means an Approved Takeout Investor that has been specifically approved in writing by Buyer for purchases of DU Jumbo Loans.
“Approved eMortgage Takeout Investor” means any of (i) CL, Fannie Mae and Freddie Mac and (ii) any other Approved Takeout Investor that has been specifically approved in writing by Buyer for purchases of eMortgage Loans and with which Buyer and Seller have entered into an eNote Control and Bailment Agreement; provided that Buyer will give Seller five (5) Business Days’ written notice of Buyer’s election to withdraw or remove its prior approval of any Approved eMortgage Takeout Investor described in clause (ii) above and no such elective withdrawal or removal of Buyer’s approval of any such Approved eMortgage Takeout Investor shall affect or impair the acceptability of any Takeout Commitment covering any Purchased Mortgage Loan purchased before the effective date of such removal. The initial list of Approved eMortgage Takeout Investors (in addition to CL, Fannie Mae and Freddie Mac), which may be updated by Buyer from time to time, is attached as Schedule I-A to the Side Letter.
“Approved Jumbo Takeout Investor” means an Approved Takeout Investor that has been approved in writing by Buyer for purchases of Jumbo Loans.
“Approved Takeout Investor” means any of (i) Fannie Mae, Freddie Mac and the other entities listed on Schedule I attached to the Side Letter, as such schedule is updated from time to time by Buyer, in its reasonable discretion, with written notice to Seller and Custodian, or (ii) an entity that is acceptable to Buyer in its reasonable discretion, as indicated by Buyer to Seller and Custodian in writing; provided that, notwithstanding the foregoing, any entity described in the foregoing clauses (i) and (ii) that fails to perform any of its obligations under its Takeout

Agreement shall cease to be an Approved Takeout Investor automatically upon such failure unless Buyer waives such disqualification in writing.
“Asset File” is defined in the Custodial Agreement.
“Asset Schedule” is defined in the Custodial Agreement.
“Asset Schedule and Exception Report” is defined in the Custodial Agreement.
“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to effect the transfer of the Mortgage to the party indicated therein.
“Attorney Bailee Letter” is defined in the Custodial Agreement.
“Authoritative Copy” of any eNote means the single unique, identifiable and legally controlling copy of such eNote that meets the requirements of §16(c) of UETA and §7201(c) of E-SIGN, and that is registered on the MERS® eRegistry and stored, at all times, in an eVault that complies with applicable eCommerce Laws, maintained by the Person named in the Location specified in the MERS® eRegistry.
“Authorized Signers” means each of the officers of Seller listed on Schedule II or otherwise designated by the officer of Seller who is Seller’s administrator with respect to Mortgage Finance Online, as such schedule may be updated by Seller from time to time with prior written notice to Buyer.
“Available Warehouse Facilities” is defined in the Side Letter.
“Bailee Letter” is defined in the Custodial Agreement.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time, or any successor statute.
“Bankruptcy Reform Act” means the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005.
“Blanket Bond Required Endorsement” means endorsement of Seller’s mortgage banker’s blanket bond insurance policy to (i) provide that for any loss affecting Buyer’s interest, Buyer will be named on the loss payable draft as its interest may appear and (ii) provide Buyer access to coverage under the theft of secondary market institution’s money or collateral clause of policy.
“Business Day” means a day (other than a Saturday or Sunday) when (i) banks in Houston, Texas, Orange County, California and New York, New York are generally open for commercial banking business and (ii) federal funds wire transfers can be made.
“Buyer’s eVault” means an eVault established and maintained for the benefit of the Buyer with respect to any Purchased Mortgage Loans that are eMortgage Loans. For the avoidance of doubt, initially the Buyer’s eVault shall be an eVault established and maintained by the Buyer.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“Cash Equivalents” is defined in the Side Letter.
“Cash Out Refinancing Loan” means a “cash-out refinance” or a “limited cash-out refinance” transaction or Mortgage, as those terms are used in the applicable Agency Guide.
“Cash Pledge Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:
[***]
“CFPB” means the Consumer Financial Protection Bureau or any successor.
“Change in Control” means the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the Securities and Exchange Commission thereunder), but excluding any employee benefit plan of such person or its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), if after giving effect to such acquisition, any Person or any such group other than the Permitted Holders or their Affiliates becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of fifty-one percent (51%) or more of the equity securities of loanDepot, Inc., a Delaware corporation, entitled to vote for members of the board of directors or equivalent governing body of Seller on a fully-diluted basis.
“Change in Law” means (a) the adoption of a Requirement of Law after the date of this Agreement, (b) any change in a Requirement of Law after the date of this Agreement or (c) compliance by Buyer (or by any applicable lending office of Buyer) with any Requirement of Law made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued or implemented.
“CL” when used as a noun, means JPM Chase, operating through its unincorporated division commonly known as its Correspondent Lending Group. When CL is used as an adjective modifying a type of Mortgage Loan, it means that such Mortgage Loan meets CL’s underwriting guidelines and is covered by a Takeout Commitment issued by CL or JPM AC.
“Combined Loan-to-Value Ratio” or “CLTV” means, for each Mortgage Loan as of its Purchase Date, a fraction (expressed as a percentage) having as its numerator the sum of (i) the original principal amount of the Mortgage Note plus (ii) the original principal amount of each other Mortgage Loan that is secured by a junior Lien against the related Mortgaged Property, and as its denominator the lesser of (x) the sales price of the related Mortgaged Property and (y) either (as applicable) (1) the appraised value of the related Mortgaged Property indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan if an appraisal is required by the relevant Agency Guidelines or Approved Takeout Investor or (2) the value set forth in the Appraised Value Alternative with respect to those Mortgage Loans for which an appraisal is not required under the relevant Agency Guidelines.
“Completed Repurchase Advice” means with respect to any Purchased Mortgage Loan, receipt by Buyer of:
(i) funds deposited into the Funding Account in an amount at least equal to (x) the Repurchase Price of such Purchased Mortgage Loan minus (y) any unpaid Price Differential to be paid by Seller on the next Remittance Date, and if a lesser amount is deposited in the Funding Account, confirmation that funds in an amount at least equal to such deficiency are on deposit in the Operating Account and available for withdrawal by Buyer after taking into account all other payments required to be made by Seller from the Operating Account;
(ii) confirmation from the related Approved Takeout Investor (or other purchaser of such Mortgage Loan) in a form reasonably acceptable to Buyer, that the funds so received in the Funding Account are for the purchase of that Purchased Mortgage Loan; and
(iii) the Asset Schedule description of that Purchased Mortgage Loan, to enable Buyer to identify the specific Mortgage Loan to be removed from the list of Purchased Mortgage Loans subject to outstanding Transactions under this Agreement.
“Compliance Certificate” is defined in the Side Letter.
“Confirmation” means Seller’s written request to Buyer to enter into a Transaction, substantially in the form of Exhibit A or such other form as Buyer and Seller shall agree to use, completed as required by Section 3(c) and submitted to Buyer as “Step 3: Validate Entry” on the “Warehouse Request” tab of Mortgage Finance Online.
“Control” means with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS® eRegistry and any party designated therein as the Controller.
“Controller” of an eNote means the Person identified on the MERS® eRegistry as the Person having “control” of the Authoritative Copy of such eNote within the meaning of §7201 of E-SIGN and §16 of UETA.
“Continuity, Recovery and Incident Response Programs” is defined in Section 11(y).
“Conventional Conforming Loan” means a Mortgage Loan that conforms to Agency Guidelines. The term Conventional Conforming Loan does not include a Mortgage Loan that is a Government Loan or a Jumbo Loan.
“Co-op Corporation”, “Co-op Loan”, “Co-op Project”, “Co-op Shares” and “Co-op Unit” are each defined in the Custodial Agreement.
“Correspondent Loan” means a Conventional Conforming Loan or a Government Loan originated by an Approved Correspondent and funded with the Approved Correspondent’s own funds or funds provided by its warehouse or working capital lender (and, for the avoidance of doubt, not “table funded” with funds provided by Seller or an Affiliate of Seller).
“Credit File” means, with respect to a Mortgage Loan, all of the paper and documents required to be maintained pursuant to the related Takeout Commitment, if any, or the specifically-related Hedging Arrangement, as applicable, and all other papers and records of whatever kind or description, whether developed or created by Seller or others, required to Originate, document or service the Mortgage Loan. For clarification purposes and without limiting the foregoing, the Credit File of an eMortgage Loan specifically includes the eMortgage Loan’s eClosing Transaction Records, information regarding the version of the eClosing System used in the Origination of such Purchased Mortgage Loan, the Mortgage and all files, documents, records, system logs, audit trail and other data and information relating to the related eNote and all other related Electronic Records throughout the life of such eMortgage Loan.
“Custodial Agreement” means the Custodial Agreement of even date with the Prior MRA among Buyer, Seller and Custodian.
“Custodian” means Deutsche Bank National Trust Company, the Custodian under the Custodial Agreement, and its successors.
“Debt” is defined in the Side Letter.
“Default” means any condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default.
“Defaulted Loan” means a Mortgage Loan (i) as to which any principal or interest payment, escrow payment or part thereof, remains unpaid for thirty (30) days or more from the original due date for such payment (whether or not Seller has allowed any grace period or extended the due date thereof by any means), (ii) as to which another material default has occurred and is continuing, (iii) as to which foreclosure proceedings have commenced, (iv) as to which an Act of Insolvency has occurred with respect to its Mortgagor or any cosigner, guarantor, endorser, surety, assumptor or grantor, or (iv) that, consistent with Seller’s collection policies, has been or should be written off as uncollectible in whole or in part.
“Defective Mortgage Loan” means (i) a Mortgage Loan that is not an Eligible Mortgage Loan or (ii) a Purchased Mortgage Loan in which Buyer does not have a valid and perfected first priority security interest or that is not free and clear of any other Lien.
“Delegatee” means, with respect to an eNote, the party designated in the MERS® eRegistry as the “Delegatee” or “Delegatee for Transfers”, and in such capacity is authorized by the Controller to perform certain MERS® eRegistry transactions on behalf of the Controller, such as a Transfer of Control and a Transfer of Control and Location.
“Delivered Mortgage Loan” is defined in the Custodial Agreement.
“DTI” means the ratio of a Mortgagor’s recurring monthly debt obligations to his or her gross monthly income.
“DU Jumbo Loan” means a Jumbo Loan underwritten by Seller pursuant to underwriting authority delegated to Seller by an Approved DU Jumbo Takeout Investor
“Early Repurchase Date” is defined in Section 3(k)(ii).
“eClosing System” means the systems and processes used in the origination and closing of an eMortgage Loan and through which the eNote and other Mortgage Loan Documents are accessed, presented and signed electronically.
“eClosing Transaction Record” means, for each eMortgage Loan, a record of each eNote and Electronic Record presented and signed using the eClosing System and all actions relating to the creation, execution, and transferring of the eNote, and all other Electronic Records that are required to be maintained pursuant to Agency Guidelines and required to demonstrate compliance with all applicable eCommerce Laws. An eClosing Transaction Record shall include systems logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing of each eNote and Electronic Record, together with identifying information that can be used to verify the Electronic Signature and its attribution to the signer’s identity, and evidence of the signer’s agreement to conduct the transaction electronically and the signer’s execution of each Electronic Signature.
“eCommerce Laws” means the Electronic Signature In Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time (“E-SIGN”), the Uniform Electronic Transactions Act, as adopted in the relevant jurisdiction, and as may be supplemented, amended or replaced from time to time (“UETA”), any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.
“eCommerce Laws” means and includes the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act.
“Electronic Agent” is defined in the definition of “Electronic Tracking Agreement”.
“Electronic Record” means a contract or record created, generated, communicated, delivered or stored by electronic means and capable of being accurately reproduced in perceivable form.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic Tracking Agreement” means the Electronic Tracking Agreement dated on or about the date of the Prior MRA by and among Buyer, Seller, MERS and MERSCORP Holdings, Inc. (the “Electronic Agent”), as supplemented, amended or restated from time to time.
“Eligible Mortgage Loan” is defined in the Side Letter.
“eMortgage Loan” means a MOM Loan that is evidenced by an eNote registered on the MERS® eRegistry in compliance with the MERS® eRegistry Procedures Manual and conforms to all applicable Agency Guidelines and Takeout Guidelines.
“eNote” means a Mortgage Note that is electronically issued, created, presented and executed in accordance with the requirements of, and is a valid and enforceable Transferable Record under, applicable eCommerce Laws and otherwise conforms to all applicable Agency Guidelines and Takeout Guidelines.
“eNote Control and Bailment Agreement” means a master control and bailment agreement, by and among an Approved eMortgage Takeout Investor, Buyer and Seller, setting forth the bailment terms and conditions for all transfers of the Control and/or Location of eNotes and deliveries of the Authoritative Copies of such eNotes, from Buyer to an Approved eMortgage Takeout Investor or its designee for the purposes of such Approved eMortgage

Takeout Investor’s inspection and determination whether to purchase related eMortgage Loans from Seller, all in such form and containing such terms and conditions as shall be approved by Buyer.
“E-SIGN” is defined in the definition of eCommerce Laws.
“eRisk Determination” is defined in Section 8(e).
“eVault” means an electronic storage system that uses computer hardware and software to store and maintain eNotes and other Electronic Records, including any and all addenda, amendments, supplements or other modifications of eNotes that are Electronic Records, in compliance with applicable eCommerce Laws, Agency Guidelines and related Takeout Guidelines.
“eVault Provider” means any third party that establishes and maintains an eVault on behalf of the Seller.
“ERISA” means the Employee Retirement Income Security Act of 1974, all rules and regulations promulgated thereunder and any successor statute, rules and regulations, as amended from time to time.
“ERISA Transaction” is defined in Section 25(a).
“Event of Default” is defined in Section 12.
“Exchange Act” is defined in the definition of “Change in Control”.
“Facility Amount” is defined in the Side Letter.
“Fannie Mae” means the Federal National Mortgage Association or any successor.
“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FDIA” means the Federal Deposit Insurance Act, as amended from time to time.
“FDIC” means the Federal Deposit Insurance Corporation or any successor.
“FDICIA” means the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended from time to time.
“FHA” means the Federal Housing Administration, a subdivision of HUD, or any successor. The term “FHA” is used interchangeably in this Agreement with the term “HUD”.
“FICO Score” means, with respect to any Mortgagor, the statistical credit score prepared by Fair Isaac Corporation, Experian Information Solutions, Inc., TransUnion LLC or such other Person as may be approved in writing by Buyer in its sole discretion.
“Financial Institution” means JPM Chase in its capacity of the bank at which the Accounts are held.

“Flood Laws” is defined in the definition of “Requirement(s) of Law”.
“Foreign Buyer” is defined in Section 11(f)(ii).
“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor.
“FTC Act” is defined in the definition of “Requirement(s) of Law”.
“Funding Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:
[***]
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in statements and pronouncements of such other entity as may be approved by a significant segment of the accounting profession.
“Ginnie Mae” means the Government National Mortgage Association or any successor.
“GLB Act” means the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat 1338), as it may be amended from time to time.
“Government Loan” means a Mortgage Loan that is insured by the FHA or guaranteed by the Department of Veterans Affairs or RHS. The term “Government Loan” does not include any Mortgage Loan that is a Conventional Conforming Loan.
“Governmental Authority” means and includes the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, any governmental or quasi-governmental department, commission, board, bureau or instrumentality, any court, tribunal or arbitration panel, and, with respect to any Person, any private body having regulatory jurisdiction over any Person or its business or assets.
“Hash Value” means, with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.
“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement or other contract pursuant to which Seller has protected itself from the consequences of a loss in the value of a Mortgage Loan or its portfolio of Mortgage Loans because of changes in interest rates or in the market value of mortgage loan assets.
“High-CLTV Loan” means a Conventional Conforming Loan or a Government Loan that is either insured by FHA or guaranteed by VA (but excluding Government Loans insured by RHS), whose CLTV is greater than 105% but less than or equal to 125%, whose Mortgagor’s FICO Score is 620 or higher and that is covered by a Takeout Commitment issued by an Approved Takeout Investor.
“Hsieh Investors” means each of the JLSSAA Trust, established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy

Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC and each of their respective affiliates.
“HUD” means the U.S. Department of Housing and Urban Development or any successor department or agency. The term “HUD” is used interchangeably in this Agreement with the term “FHA”.
“Impound Collection Account” means the deposit account designated as an escrow or agency account held or to be established with JPM Chase, styled as follows:
Impound Collection Account for loanDepot.com
“Income” is defined in the Side Letter.
“Income Collection Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:
[***]
“Indemnified Party” is defined in Section 16(b).
“Indirect” is defined in Section 11(e)(v).
“Interim Servicing Term” is defined in Section 13(a).
“Investor Loan” means a Conventional Conforming Loan secured by a single family residence that is not occupied by the Mortgagor, which has been underwritten by the Approved Takeout Investor who issued a Takeout Commitment that covers it and whose underwriting, Takeout Commitment, appraisal and all related documentation that Seller elects to review are approved by Seller.
“IRC” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.
“IRS” means the United States Internal Revenue Service.
“JPM AC” means J.P. Morgan Mortgage Acquisition Corp.
“JPM AC Agreements” means both: (i) MORTGAGE LOAN PURCHASE AND SERVICING AGREEMENT dated as of October 1, 2019 and between J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, as purchaser loanDepot.com, LLC, a Delaware limited liability company, in its capacity as seller and in its capacity as servicer, and (ii) AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AGREEMENT, dated as of January 1, 2020, is hereby executed by and between J.P. Morgan Mortgage Acquisition Corp., a Delaware corporation, as purchaser and loanDepot.com, LLC, a Delaware limited liability company, in its capacity as seller.
“JPM Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors and assigns.
“Jumbo Loan” means a Mortgage Loan that conforms to (i) all of the Agency Guidelines’ requirements for a Conventional Conforming Loan except that its original principal amount exceeds the maximum allowed by Agency Guidelines and (ii) the maximum CLTV and minimum FICO Score criteria specified on Schedule II.
“Last Endorsee” means with respect to each Purchased Mortgage Loan and its Mortgage Loan Documents, the last Person to whom such Mortgage Loan or the referenced Mortgage Loan Document were assigned, or to whom the related Mortgage Note was endorsed (or in the case of an eNote the Person appearing as the Controller of such eNote on the MERS® eRegistry), as applicable.
“Leverage Ratio” is defined in the Side Letter.
“Lien” means any security interest, mortgage, deed of trust, charge, pledge, hypothecation, assignment as security for an obligation, deposit arrangement as security for an obligation, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention arrangement, any financing lease arrangement having substantially the same economic effect as any of the foregoing and the security interest evidenced or given notice of by the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction.
“Liquidity” is defined in the Side Letter.
“Litigation” means, as to any Person, any material action, lawsuit, investigation, claim, proceeding, judgment, order, decree or resolution pending or threatened against or affecting such Person or the business, operations, properties or assets of such Person before, or by, any Governmental Authority.
“Loan File” means, with respect to each Mortgage Loan, the following documents:
(i)     If a Wet Loan, a fully executed Closing Protection Letter from the related Settlement Agent involved in the Wet Funding of that Mortgage Loan.
(ii)    If a Government Loan, a valid eligibility certification from VA, FHA or RHS, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Purchased Mortgage Loan.
(iii)    If a Conventional Conforming Loan, a valid eligibility certification from Fannie Mae or Freddie Mac, as applicable, or such other documentation as may be required by Buyer in its sole discretion and specified in a written notice from Buyer to Seller from time to time, with respect to such Mortgage Loan.
(iv)    Evidence satisfactory to Buyer, in its sole discretion, that such Mortgage Loan is subject to a valid and binding Takeout Commitment or Hedging Arrangement, which may include a copy of the related Takeout Agreement or Hedging Arrangement and such other documents required by Buyer in its sole discretion.
(v)    (1) If not an eMortgage Loan, the original Mortgage Note, endorsed in blank without recourse by the Last Endorsee (which must be a Seller), together with all intervening endorsements showing an unbroken chain of endorsement from the originator of such Mortgage Loan to the Last Endorsee, or, if the original has been lost, a lost note affidavit in form and substance acceptable to Buyer and executed by the Last Endorsee, and if Freddie Mac is the

Agency for such Mortgage Loan, the Freddie Mac Loan Number must appear on the top right hand corner of the Mortgage Note, or (2) if an eMortgage Loan, (A) the Authoritative Copy of its eNote bearing a digital or electronic signature shall have been delivered to Buyer’s eVault and the process of transferring Control and Location of the eNote shall have been completed on the MERS® eRegistry to identify Buyer as the Controller and the Location of the Authoritative Copy of the eNote, and the related Seller (or such other Person, if any, as shall have been approved by Buyer to service eMortgage Loans) as the “Servicing Agent” on the MERS® eRegistry (or such other counterparty designation as is then used on the MERS® eRegistry to identify the Person responsible for initiating life of loan servicing actions on the MERS® eRegistry); shall bear a digital or electronic signature, (B) the Hash Value of the eNote indicated in the MERS® eRegistry shall match the Hash Value of the eNote as reflected in the Buyer’s eVault, and (C) the eNote shall contain the Agency eNote Clause.
(vi)    If an eMortgage Loan, the eClosing Transaction Records, the versions of the eClosing System used in the Origination of such Purchased Mortgage Loan, the Mortgage and all files, documents, records, system logs, audit trail and other data and information relating to each related eNote and other Electronic Records throughout the life of such purchased eMortgage Loan;
(vii)    If not a Co-op Loan:
(1)    Evidence satisfactory to Buyer that such Mortgage Loan is a MERS Designated Mortgage Loan, and if such Mortgage Loan (x) was a MOM Loan at Origination, a copy of the original Mortgage having on its face both such Mortgage’s MIN and language indicating that the Mortgage Loan is a MOM Loan or (y) was not a MOM Loan at Origination, the original or a copy of (i) the Mortgage, (ii) its MIN and (iii) its assignment to MERS and the originals or copies of all intervening assignments.
(2)    If not an eMortgage Loan, the original recorded Mortgage, or, if the original has been lost or if such Mortgage is in the process of being recorded, a copy of the original Mortgage together with an Officer’s Certificate or certification by the related Settlement Agent (which may be included on the face of such copy) certifying (x) that such copy is a true, correct and complete copy and (y) that such Mortgage has been transmitted to the appropriate recording office for recordation.
(3)    Except with respect to a MOM Loan, an original Assignment of Mortgage, in blank in the name of the Last Endorsee.
(4)    The originals or copies of all intervening Assignments of Mortgage, if any, in each case, with evidence of recording thereon, showing an unbroken chain of title from its originator to the Last Endorsee.
(5)    The original or a copy of the lender’s policy of title insurance (or a commitment for title insurance or preliminary title report, if the policy is being held by the title insurance company pending recordation of the Mortgage) or an attorney’s opinion of title and abstract of title.
(6)    The originals or copies of all powers of attorney or similar instruments, if applicable.
(7)    The originals of all assumption, modification, consolidation, substitution and extension agreements, if any, with evidence of recordation thereon, or copies of such original agreements together with an Officer’s Certificate or certification by the related Settlement Agent

(which may be stamped on the document or affixed to the document as a separate certification) (x) that such copy is a true, correct and complete copy and (y) that the original has been transmitted to the appropriate recording office for recordation.
(8) The originals or copies of all guarantees, security agreements or other supporting agreements, if any, received with respect to, or supporting repayment of, such Purchased Mortgage Loan.
(viii)    If a Cooperative Loan:
(1) The original Co-op Shares with original Stock Power with a signature guarantee in form and substance satisfactory to Buyer.
(2) A copy of the Proprietary Lease.
(3) A copy of the Recognition Agreement.
(4) An acknowledgement copy of the UCC-1 financing statement filed in connection with the Mortgage related thereto.
(5) Such additional documents, if any, as shall be required by Buyer in its sole discretion from time to time by written notice to Seller.
(ix)    (1) unless waived by Buyer in writing as to one or more particular Purchased Mortgage Loans, a copy of the DU/DO/LP approval cover page or, (2) for a CL Jumbo Loan, a copy of the related CHL Correspondent Channel Approval Memorandum, (3) for an RHS Loan, a copy of the related Conditional Commitment for Single Family Housing Loan Guarantee 1980-18 or, (4) for an OATI Jumbo Loan that is not a DU Jumbo Loan, evidence of underwriting approval by the related Approved Takeout Investor, or for a DU Jumbo Loan, evidence of the Seller’s internal underwriting approval and evidence of the Approved DU Jumbo Takeout Investor’s approval of the appraisal for the loan;
(x)    the original, or a copy (together with an Officer’s Certificate, which may be included on the face of such copy, certifying that such copy is a true, correct and complete copy) of the policy of lender’s title insurance described in item (p) of Exhibit B or of a commitment to issue such title insurance;
(xi)    if, at any point in the future, Buyer so designates, by giving at least thirty (30) days written notice to a Seller, that Seller will, on a going forward basis, be responsible for giving the same (it being understood and agreed that unless and until Buyer gives such notice to a Seller, Buyer will be responsible for giving such notices to Mortgagors as are required by the Truth in Lending Act of 1968, as amended, and this item will not be included in the Loan Files), a notice letter in form and substance acceptable to Buyer in its sole discretion, delivered at Buyer’s request by a Seller on behalf of Buyer to Mortgagor setting forth the information regarding Buyer as the “new creditor” and such other information required by Section 404 of The Helping Families Save Their Homes Act of 2009 (amending the Truth in Lending Act of 1968 (as amended)), and acknowledged in writing by Mortgagor unless Buyer has notified Seller in writing that such notice is no longer required.
Each reference in the Amended MRA to “Loan Eligibility File” shall henceforth be read as a reference to “Loan File”.
“Loan Level Representation” is defined in Section 12(a)(iii).

“Loan-to-Value Ratio” or “LTV” means, for each Mortgage Loan as of the related Purchase Date, a fraction (expressed as a percentage) having as its numerator the original principal amount of the Mortgage Note and as its denominator the lesser of (x) the sales price of the related Mortgaged Property and (y) either (1) the appraised value of the related Mortgaged Property indicated in the appraisal obtained in connection with the Origination of such Mortgage Loan if an appraisal is required by the relevant Agency Guidelines or Takeout Investor or (2) the value set forth in the Appraised Value Alternative with respect to those Mortgage Loans for which an appraisal is not required under the relevant Agency Guidelines.
“Location” of an eNote means the Person identified on the MERS® eRegistry as the Person that stores and maintains the Authoritative Copy of such eNote, as the Controller of such eNote or as such Controller’s designated custodian.
“Low FICO Loan” means a Conventional Conforming Loan, Government Loan or RHS Loan whose Mortgagor has a FICO Score of 620 or more but less than 660. The term “Low FICO Loan” does not include any Jumbo Loans.
“Low FICO Government Loan” means a Mortgage Loan that is insured by the FHA or guaranteed by the Department of Veterans Affairs that has a CLTV no greater than 105%, and whose Mortgagor has a FICO Score of 580 or more but less than 620. The term “Low FICO Government Loan” does not include any Government Loan that is guaranteed by RHS, or a Conventional Conforming Loan or Jumbo Loan.
“Magnetar Credit Agreement” is defined in the definition of Adjusted Leverage Ratio.
“Manufactured Home” means a single-family home constructed at a factory and shipped in one or more sections to a housing site.
“Margin Amount” means at any time with respect to any Purchased Mortgage Loan, the amount equal to (a) the applicable Margin Percentage for that Purchased Mortgage Loan at that time multiplied by (b) the Market Value of that Purchased Mortgage Loan at that time.
“Margin Deficit” is defined in Section 4(a).
“Margin Percentage” is defined in the Side Letter.
“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Market Value” means, at any time with respect to any Purchased Mortgage Loan, its fair market value at such time as determined by Buyer in its sole good faith discretion.
“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any Transaction Document, (ii) material adverse effect on the properties, business or condition, financial or otherwise, of Seller and its Subsidiaries, on a consolidated basis (iii) material adverse effect upon the ability of Seller to fulfill its obligations under this Agreement, or (iv) material adverse effect on the value or salability of the Purchased Mortgage Loans subject to this Agreement, taken as a whole, as determined in each case by Buyer in Buyer’s sole good faith discretion.
“Materially False Representation” is defined in Section 12(a)(ii).

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, real estate mortgage investment conduit or other security that (or, as the context requires, securities each of which) is (i) either issued by Seller and fully guaranteed by Ginnie Mae or issued and fully guaranteed as to timely payment of interest and payment of principal by Fannie Mae or Freddie Mac, (ii) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, (iii) issued in book-entry form and (iv) based on and backed by a Pool, in substantially the principal amount and with substantially the other terms as specified with respect to such MBS in the related Takeout Commitment.
“MERS” means Mortgage Electronic Registration Systems, Inc. and its successors and assigns.
“MERS Designated Mortgage Loan” means a Mortgage Loan that satisfies the definition of the term “MERS Designated Mortgage Loan” contained in the Electronic Tracking Agreement.
“MERS® eDelivery” means the electronic system, operated and maintained by MERSCORP Holdings, Inc., that is used by the MERS® eRegistry to deliver documents and data from one MERS® eRegistry member to another.
“MERS® eRegistry” means the electronic registry operated and maintained by MERSCORP Holdings, Inc., that serves as the system of record to identify the current Controller and Location of the Authoritative Copy of an eNote, and any other Person who is authorized by the Controller to make certain updates or initiate certain actions in the MERS® eRegistry on behalf of the Controller of such eNote.
“MERS® eRegistry Procedures Manual” means the MERS® eRegistry Procedures Manual issued by MERS, as amended, replaced, supplemented or otherwise modified and in effect from time to time.
“MERS® System” has the meaning given that term in the Electronic Tracking Agreement.
“MIN” means the eighteen digit MERS Identification Number permanently assigned to each MERS Designated Mortgage Loan and, in the case of an eMortgage Loan, to its eNote.
“MOM Loan” means a MERS Designated Mortgage Loan that was registered on the MERS® System at the time of its Origination and for which MERS appears as the record mortgagee or beneficiary on the related Mortgage.
“Moody’s” means Moody’s Investors Service and any successor.
“Mortgage” means a mortgage, deed of trust or other security instrument creating a Lien on Mortgaged Property.
“Mortgage Assets” is defined in Section 6(a).
“Mortgage Finance Online” means the website maintained by Buyer and used by Seller and Buyer to administer the Transactions, the notices and reporting requirements contemplated by the Transaction Documents and other related arrangements.

“Mortgage Loan” means a whole mortgage loan or Co-op Loan, including an eMortgage Loan, that is secured by a Mortgage on residential real estate, and includes all of its Servicing Rights.
“Mortgage Loan Documents” means the Mortgage Note, the Mortgage (or, for Co-op Loans, the Proprietary Lease, the Stock Certificate and the Recognition Agreement) and all other documents evidencing, securing, guaranteeing or otherwise related to a Mortgage Loan.
“Mortgage Note” means the original executed promissory note, including an eNote, or other primary evidence of indebtedness of a Mortgagor on a Mortgage Loan.
“Mortgaged Property” means the residential real estate securing the Mortgage Note, that shall be either (i) in the case of a Mortgage Loan that is not a Co-op Loan, a fee simple estate in the real property located in any state of the United States (including all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) purchased with the proceeds of the Mortgage Loan or (ii) in the case of a Co-op Loan, the Proprietary Lease and related Co-op Shares.
“Mortgagor” means the obligor on a Mortgage Note or the grantor or mortgagor on a Mortgage, as the context requires.
“Nondelegated Jumbo Loan” means a Jumbo Loan for which underwriting authority has not been delegated to Seller by the related Approved Takeout Investor.
“OATI” is an adjective that, when used to modify a type of Mortgage Loan, means that such Mortgage Loan is covered by a Takeout Commitment issued by an Approved Takeout Investor other than CL (and, for OATI Jumbo Loans, whose Approved Takeout Investor has been approved by Buyer for the purchase of Jumbo Loans).
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Officer’s Certificate” means a certificate signed by a Responsible Officer of Seller and delivered to Buyer.
“Operating Account” means the blocked Seller’s account (under the sole dominion and control of Buyer) with JPM Chase styled as follows:
[***]
“Originate” or “Origination” means a Person’s actions in taking an application for, underwriting or closing a Mortgage Loan.
“Origination Date” means the date of the Mortgage Note and the related Mortgage.
“Outstanding Principal Balance” of a Mortgage Loan means, at any time, the then unpaid outstanding principal balance of such Mortgage Loan.
“Paper Record” means with respect to a Mortgage Loan, the related Mortgage Notes and all other documents comprising the Mortgage Loan File that are in paper format, either as a copy or an original document, and are not held electronically or as an Electronic Record.

“Parthenon Investors” means each of Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon Investors IV, L.P., Parthenon Capital Partners Fund II, L.P., PCP Managers, L.P., PCAP Partners IIII LLC, and PCAP Partners IV LP, and each of their respective affiliates.
“Party” means each of Buyer and Seller.
“Permitted Holders” means any of the Hsieh Investors and the Parthenon Investors.
“Permitted Tax Distributions” means distributions by Seller for the purpose of enabling LD Holdings Group LLC to make Tax Distributions, as defined and set forth in the limited liability company agreement of LD Holdings Group LLC.
“Person” means an individual, partnership, corporation (including a business trust), joint-stock company, limited liability company, trust, unincorporated association, joint venture, any Governmental Authority or other entity.
“Plans” is defined in Section 10(a)(xviii).
“Post-Origination Period” means the period of time between a Mortgage Loan’s Origination Date and its Repurchase Date.
“Price Differential” means:
(i) with respect to any Purchased Mortgage Loan and for each month (or portion thereof) during which it is subject to an outstanding Transaction, the sum of the results of the following calculation for each day during that month (or portion thereof): the Pricing Rate for that Purchased Mortgage Loan on such day multiplied by the outstanding Purchase Price for that Purchased Mortgage Loan on such day divided by 360; and
(ii) with respect to any Transaction hereunder, for each month (or portion thereof) during which that Transaction is outstanding, the sum of the results of the following calculation for each day during that month (or portion thereof): the weighted average of the applicable Pricing Rates for all Purchased Mortgage Loans subject to that Transaction on such day multiplied by the sum of the outstanding Purchase Prices for all Purchased Mortgage Loans subject to that Transaction on such day divided by 360.
“Pricing Rate” means, for any Purchased Mortgage Loan or Transaction, the per annum percentage rate (or rates) to be applied to determine the Price Differential, which rate (or rates) shall be determined in accordance with the Side Letter.
“Prime Rate” means the rate of interest per annum announced from time to time by Buyer as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE BUYER’S LOWEST RATE.
“Privacy Requirements” means (a) Title V of the GLB Act, (b) any applicable federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) any of the Interagency Guidelines Establishing Standards For Safeguarding Customer Information codified at 12 CFR Parts 30, 168, 170, 208, 211, 225, 263, 308 and 364 that are applicable and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Seller’s Customer Information, as such statutes and such regulations, guidelines, laws, rules and orders (the “Safeguards Rules”) may be amended from time to time.

“Prior MRA” means the Master Repurchase Agreement dated June 3, 2016 between Buyer and Seller, as amended.
“Property Charges” means all taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.
“Proprietary Lease” is defined in the Custodial Agreement.
“Purchase Date” means (i) for any Rewarehoused Loan, the date such Mortgage Loan was first pledged or sold (as applicable) to the lender or buyer under the Available Warehouse Facility from which such Rewarehoused Loan was transferred to Buyer, and (ii) for any other Purchased Mortgage Loan, the date with respect to each Transaction on which the Mortgage Loans subject to such Transaction are transferred by Seller to Buyer hereunder.
“Purchase Price” is defined in the Side Letter.
“Purchased Mortgage Loans” means, with respect to any Transaction, the Mortgage Loans sold by Seller to Buyer in such Transaction (each of which sales shall be on a servicing released basis, provided that Seller shall interim service such Mortgage Loans for Buyer as provided in Section 13(a)), including any Additional Purchased Mortgage Loans delivered pursuant to Section 4(a) and excluding any Purchased Mortgage Loans repurchased by Seller or transferred to Seller. Except where the context requires otherwise, the term refers to all Purchased Mortgage Loans under all outstanding Transactions.
“Qualified Subordinated Debt” is defined in the Side Letter.
“Recognition Agreement” is defined in the Custodial Agreement.
“Remittance Date” means the 15th day of each month, or if such day is not a Business Day, the next succeeding Business Day.
“REO Property” means Mortgaged Property acquired by Seller through foreclosure or deed in lieu of foreclosure.
“Repurchase Date” means, with respect to each Transaction, the date on which Seller is required to repurchase (or the earlier date, if any, on which Seller electively repurchases) from Buyer the Purchased Mortgage Loans that are subject to that Transaction. The Repurchase Date shall occur (i) for Transactions terminable on a date certain, on the date specified in the related Confirmation, (ii) for Transactions terminable on demand, the earlier to occur of (a) the date specified in Buyer’s demand or (b) the date specified in the related Confirmation on which Seller is required to repurchase the Purchased Mortgage Loans if no demand is sooner made, (iii) for repurchases of Defective Mortgage Loans under Section 3(k), the Early Repurchase Date or (iv) only for Purchased Mortgage Loans that Seller notifies Buyer of Seller’s election to repurchase before Buyer, after the occurrence and during the continuance of an Event of Default, has, pursuant to Section 12(d), either (x) given Seller credit for such Purchased Mortgage Loans or (y) elected to sell them, on the date Seller pays Buyer the Repurchase Prices for such Purchased Mortgage Loans; provided that in any case, the Repurchase Date with respect to each Transaction shall occur no later than the earlier of (1) the Termination Date and (2) (i) for each Aged Loan, seventy-five (75) days after its Purchase Date, (ii) for each Long Aged Loan, ninety (90) days after its Purchase Date, (iii) for each Aggregation Loan, ninety (90) days after its Purchase Date, (iv) or for each other type of Purchased Mortgage Loan, forty-five (45) days after its Purchase Date.

“Repurchase Price” means, for each Purchased Mortgage Loan on any day, the price for which such Purchased Mortgage Loan is to be resold by Buyer to Seller upon termination of the Transaction in which Buyer purchased it (including a Transaction terminable on demand), which is (x) its Purchase Price minus (y) the sum of all cash, if any, theretofore paid by Seller into the Operating Account to cure the portion of any Margin Deficit that Buyer, using any reasonable method of allocation, attributes to such Purchased Mortgage Loan plus (z) its accrued and unpaid Price Differential on that day; provided that such accrued Price Differential may be paid on a day other than the Repurchase Date in accordance with the terms of this Agreement.
“Required Amount” is defined in Section 5(b).
“Requirement(s) of Law” means any applicable law, treaty, ordinance, decree, requirement, order, judgment, rule, regulation or licensing requirement (or interpretation of any of the foregoing) of any Governmental Authority having jurisdiction over any Buyer, Administrative Agent, Seller or any Approved Takeout Investor, any of their respective Subsidiaries or their respective properties or any agreement by which any of them is bound, including, to the extent applicable:
•    Equal Credit Opportunity Act and Regulation B promulgated thereunder;
•    Fair Housing Act;
•    Gramm-Leach-Bliley Act and Regulation P promulgated thereunder;
•    Fair Credit Reporting Act and Regulation V promulgated thereunder;
•    Home Mortgage Disclosure Act and Regulation C promulgated thereunder;
•    Section 5 of the Federal Trade Commission Act (the “FTC Act”) (prohibiting unfair or deceptive acts or practices);
•    Truth In Lending Act and Regulation Z promulgated thereunder;
•    Qualified Mortgage/Ability to Repay Rule;
•    Real Estate Settlement Procedures Act and Regulation X promulgated thereunder;
•    Home Ownership and Equity Protection Act and applicable portions of Regulation Z promulgated thereunder;
•    Electronic Fund Transfer Act and Regulation E promulgated thereunder;
•    National Flood Insurance;
•    Servicemembers Civil Relief Act;
•    eCommerce Laws;
•    CARES Act; and
•    any applicable state or local equivalent or similar laws and regulations.

“Rescission” means the Mortgagor’s exercise of any right to rescind the related Mortgage Note and related documents pursuant to applicable law.
“Request for Documents Release” is defined in the Custodial Agreement.
“Responsible Officer” means, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer, chief account officer or controller of such Person; provided that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, “Responsible Officer” means any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution or similar document and an incumbency certificate.
“Restricted Distributions” is defined in Section 11(i).
“Rewarehoused Loan” means a Mortgage Loan purchased from Seller by Buyer by payment for Seller’s account of part or all of its Purchase Price to a counterparty to one of Seller’s other Available Warehouse Facilities. The Loan Level Representations set forth in (i) the first and second sentences of item (n) of Exhibit B to the Amended MRA and (ii) items (eee) and (mmm) of that same Exhibit are not applicable to any Rewarehoused Loan.
“RHS” means the Rural Housing Service of the Rural Development Agency of the United States Department of Agriculture or any successor.
“RHS Loan” means a Government Loan guaranteed by RHS.
“Safeguards Rules” is defined in the definition of “Privacy Requirements”.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“Sanctioned Country” means, at any time, a country, region or territory that is then the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) another Person controlled by any such Person.
“Schedule IV” means Schedule IV attached hereto.
“Second Home Loan” means an Eligible Mortgage Loan that is a Conventional Conforming Loan secured by a single family residence that is occupied by the Mortgagor but is not the Mortgagor’s principal residence and whose underwriting, Takeout Commitment, appraisal and all related documentation that Buyer elects to review are approved by Buyer.
“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor.
“SEC” is defined in Section 27(a).

“Seller’s Accounts” means each of the Funding Account and the Operating Account.
“Seller’s Customer” means any natural person who has applied to Seller for a financial product or service, has obtained any financial product or service from Seller or has a Mortgage Loan that is serviced or subserviced by Seller.
“Seller’s Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Seller’s Customer’s personal information or identity, including such Seller’s Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that such Seller’s Customer has a relationship with Seller.
“Seller’s eVault” shall mean an eVault established and maintained by Seller or by an eVault Provider on Seller’s behalf. For the avoidance of doubt, the Seller’s eVault is different from the Buyer’s eVault.
“Servicing Agent” means, with respect to an eNote, the party designated in the MERS® eRegistry as the “Servicing Agent” (if any), and in such capacity is authorized by the Controller to perform certain MERS® eRegistry transactions on behalf of the Controller.
“Servicing File” means with respect to each Mortgage Loan, all documents relating to its servicing, which may consist of (i) copies of the documents contained in the related Credit File and Loan Eligibility File, as applicable, (ii) the credit documentation relating to the underwriting and closing of such Mortgage Loan(s), (iii) copies of all related documents, correspondence, notes and all other materials of any kind, in each case related to the servicing of such Mortgage Loan, (iv) copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation and payment history records, (v) all other information or materials necessary or required to board such Mortgage Loan onto the applicable servicing system and (vi) all other related documents required to be delivered pursuant to any of the Transaction Documents.
“Servicing Records” means all servicing records created and/or maintained by Seller in its capacity as interim servicer for Buyer with respect to a Purchased Mortgage Loan, including any and all servicing agreements, files, documents, records, databases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records and any other records relating to or evidencing its servicing, including for eMortgage Loans, the eClosing Transaction Record and any other files, documents, records, data and information required under applicable Agency Guidelines to be created or maintained by a servicer of eMortgage Loans.
“Servicing Rights” means all rights and interests of Seller or any other Person, whether contractual, possessory or otherwise, to service, administer and collect Income with respect to Mortgage Loans, and all rights incidental thereto.
“Settlement Agent” means a title company, title insurance agent, escrow company or attorney that is reasonably acceptable to Buyer and that is (i) unaffiliated with Seller, (ii) a division, subsidiary, licensed agent or an authorized officer or authorized agent of a title insurance underwriter reasonably acceptable to Buyer and (iii) insured against errors and omissions in such amounts and covering such risks as are at all times customary for its business and with industry standards, to which the proceeds of any purchase of a Mortgage Loan are to be wired in accordance with local law and practice in the jurisdiction where such Mortgage Loan is being Originated.

“Side Letter” means the letter agreement dated as of the date hereof between Buyer and Seller, as supplemented, amended or restated from time to time.
“SIPA” is defined in Section 27(a).
“Subservicer” is defined in Section 13(a)(ii).
“Subservicer Instruction Letter” means a letter agreement between Seller and each Subservicer substantially in the form of Exhibit G or such other form as shall be reasonably acceptable to Buyer.
“Subservicing Agreement” is defined in Section 13(a)(ii).
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock (or equivalent equity interest) entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.
“Successor Servicer” is defined in Section 13(e).
“12/16 Rewarehousing Letter Agreement” means the letter agreement dated December 7, 2016 between the parties, a copy of which is attached hereto as Exhibit RLA.
“Takeout Agreement” means an agreement between an Approved Takeout Investor and Seller, pursuant to which such Approved Takeout Investor has committed to purchase from Seller certain of the Purchased Mortgage Loans, as such agreement may be supplemented, amended or restated from time to time. If any Takeout Agreement is supplemented, amended or restated in any material respect (other than through ordinary course changes to Takeout Guidelines), Seller shall provide Buyer notice of such supplement, amendment or restatement and Buyer shall have the right to suspend approval of the Approved Takeout Investor with respect to Takeout Commitments after the effective date thereof until Buyer has received such supplement, amendment or restatement (or a summary thereof) and approved it in writing.
“Takeout Commitment” means, with respect to each Approved Takeout Investor, the commitment to purchase a Purchased Mortgage Loan from Seller pursuant to a Takeout Agreement, and that specifies (a) the type of Purchased Mortgage Loan to be purchased, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.
“Takeout Guidelines” means (i) the eligibility requirements established by the Approved Takeout Investor that must be satisfied by a Mortgage Loan originator to sell Mortgage Loans to the Approved Takeout Investor and (ii) the specifications that a Mortgage Loan must meet, and the requirements that it must satisfy, to qualify for the Approved Takeout Investor’s program of Mortgage Loan purchases, as such requirements and specifications may be revised, supplemented or replaced from time to time.
“Takeout Value” means, (i) with respect to any Purchased Mortgage Loan subject to a Takeout Commitment, the price that an Approved Takeout Investor has agreed to pay Seller for such Purchased Mortgage Loan, and (ii) with respect to any Purchased Mortgage Loan subject to a Hedging Arrangement, the weighted average price of portfolio hedges or forward trades for Mortgage Loans subject to such Hedging Arrangement.

“Tangible Net Worth” is defined in the Side Letter.
“Termination Date” means the earliest of (i) the Business Day, if any, that Seller designates as the Termination Date by written notice given to the Buyer at least thirty (30) days before such date, (ii) the Business Day, if any, that Buyer designates as the Termination Date by written notice given to the Seller at least sixty (60) days before such date, (iii) the date of declaration of the Termination Date pursuant to Section 12(b)(i) and (iii) September 29, 2023.
“Third Party Originator” means any Person other than an employee of Seller or an Approved Correspondent who solicits, procures, packages, processes or performs any other Origination function with respect to a Mortgage Loan.
“TPO Loan” means a Mortgage Loan that has been solicited, procured, packaged, processed or otherwise Originated by a Third Party Originator.
“Transaction” is defined in Section 1.
“Transaction Documents” means this Agreement (including all exhibits and schedules attached hereto), each Confirmation, the Side Letter, the Custodial Agreement, the Electronic Tracking Agreement, each Takeout Agreement and Takeout Commitment, each Asset Schedule and Exception Report, Trust Receipt, Bailee Letter, Attorney Bailee Letter and Request for Documents Release, and each deposit account agreement, other agreement, document or instrument executed or delivered in connection with this Agreement or any other Transaction Document, in each case as supplemented, amended, restated or replaced from time to time.
“Transfer” is defined in Section 11(n).
“Transferable Record” has the meaning assigned to the term “transferable record” in §16 of UETA, §201 of E-SIGN (codified at 15 U.S.C. § 7021), and other applicable eCommerce Laws.
“Transfer of Control” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Controller of such eNote.
“Transfer of Control and Location” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.
“Transfer of Location” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Location of such eNote.
“Transfer of Servicing Agent” means, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Servicing Agent of such eNote.
“Trust Receipt” is defined in the Custodial Agreement.
“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in the relevant jurisdiction.
“UETA” is defined in the definition of eCommerce Laws.
“Unauthorized Servicing Agent Modification” means, with respect to an eNote, a Transfer of Location, Transfer of Servicing Agent or a change in any other information, status or data initiated by the Servicing Agent or a Vendor of the Servicing Agent with respect to such eNote on the MERS® eRegistry.
“VA” means the U.S. Department of Veterans Affairs or any successor department or agency.
“Wet Funding” means the purchase by Buyer of a Mortgage Loan that is Originated by Seller on the Purchase Date under escrow arrangements satisfactory to Buyer pursuant to which Seller is permitted to use the Purchase Price proceeds to close the Mortgage Loan before Custodian’s receipt of the complete Asset File.
“Wet Delivery Deadline” means, with respect to any Wet Loan, the sixth (6th) Business Day following the Origination Date for such Wet Loan (counting the Origination Date as the first Business Day), or such later Business Day as Buyer, in its sole discretion, may specify from time to time.
“Wet Loan” means a Purchased Mortgage Loan that is not an eMortgage Loan, for which the completed Loan File was not delivered to Buyer before funding of the related Purchase Price.
(b)Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this Section 2(b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. Any capitalized term used in the Side Letter and used, but not defined differently, in this Agreement has the same meaning here as there. A reference in this Agreement to a Section, Exhibit or Schedule is, unless otherwise specified, a reference to a Section of, or an Exhibit or Schedule to, this Agreement. “Indorse” and correlative terms used in the Uniform Commercial Code may be spelled with an initial “e” instead of “i”. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as supplemented, amended, novated, restated or replaced, except to the extent prohibited by any Transaction Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any other means that permits the recipient to reproduce words in a tangible and visible form. Delivery of an executed counterpart of a signature page of this Agreement or any other Transaction Document by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall have the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by the appropriate Person or Persons or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” and correlative terms are not limiting and mean “including without limitation”, whether or not that phrase is stated. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. If a day for payment or performance specified by, or determined in accordance with, the provisions of this Agreement is not a Business Day, then the payment or performance will instead be due on the Business Day next following that day. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters; all such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if either Seller or Buyer gives notice to the other of them that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the effective date of this Agreement in GAAP or in its application on the operation of such provision, whether any such notice is given before or after such change in GAAP or in its application, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Unless otherwise specifically provided, all accounting calculations shall be made on a consolidated basis. Except where otherwise provided in this Agreement, references herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Seller. Except where otherwise provided in this Agreement, any calculation by the Buyer or an authorized officer of the Buyer or any of its Affiliates provided for in this Agreement that is made in good faith and in the manner provided for in this Agreement shall be conclusive and binding on the parties in the absence of manifest error. A reference to an agreement includes a security agreement, guarantee, agreement or legally enforceable arrangement, whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document or any information recorded on a computer drive or other electronic media form. Where Seller is required by this Agreement to provide any document to Buyer (other than this Agreement including its exhibits and schedules, the Side Letter, the Electronic Tracking Agreement, and their supporting secretary’s or company certificates, hard copies of each of which shall be provided to Buyer), such document shall be provided in electronic form unless Buyer requests that it be provided in hard copy form, in which event Seller will provide it in hard copy form. This Agreement and the other Transaction Documents are the result of negotiations between Buyer and Seller (and Seller’s related parties) and are the product of all parties. In the interpretation of this Agreement and the other Transaction Documents, no rule of construction shall apply to disadvantage one party on the ground that such party originated, proposed, presented or was involved in the preparation of any particular provision of this Agreement or of any other Transaction, or of this Agreement or such other Transaction Document itself. Seller and Buyer may be party to other mutual agreements and nothing in this Agreement shall be construed to restrict or limit any right or remedy under any such other agreement, and nothing in any such other agreement shall be construed to restrict or limit any right or remedy under this Agreement, except to the extent, if any, specifically provided herein or therein. Except where otherwise expressly stated, the Buyer may (i) give or withhold, or give conditionally, approvals and consents required or permitted to be made by Buyer pursuant to the Transaction Documents, (ii) be satisfied or unsatisfied, and (iii) form opinions and make determinations required or permitted to be made by Buyer pursuant to the Transaction Documents, in each case in Buyer’s sole and absolute discretion. A reference to “good faith” means good faith as defined in §1-201(20) of the UCC as in effect in the State of New York. Any requirement of good faith, reasonableness, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller or any other Person or the Purchased Mortgage Loans themselves. Buyer may waive, relax or strictly enforce any applicable deadline at any time and to such extent as Buyer shall elect, and no waiver or relaxation of any deadline shall be applicable to any other instance or application of that deadline or any other deadline, and no such waiver or relaxation, no matter how often made or given, shall be evidence of or establish a custom or course of dealing different from the express provisions and requirements of this Agreement.
3.Initiation; Confirmations; Termination
(a)Initiation. Any agreement to enter into a Transaction shall be made in writing at the initiation of Seller through Mortgage Finance Online before the Termination Date. If Seller desires to enter into a Transaction, Seller shall deliver to Buyer no earlier than three (3) Business Days before, and no later than 4:30 p.m. (Eastern time) on, the proposed Purchase Date, a request for Buyer to purchase an amount of Eligible Mortgage Loans on such Purchase Date (Buyer agrees to consider entering into Transactions on the proposed Purchase Date that are requested between 4:30 p.m. and 6:00 p.m. (Eastern time), but may elect to defer its (in all cases discretionary) decision whether to enter into them until the next Business Day). Each such purchase that is proposed to be funded from the Uncommitted Facility Amount (as defined in the Side Letter) shall be wholly discretionary to Buyer. All such purchases shall be on a servicing released basis and shall include the Servicing Rights with respect to such Eligible Mortgage Loan. Such request shall state the Purchase Price and include a completed Confirmation with an attached Asset Schedule listing the Mortgage Loans that Seller proposes to sell to Buyer, for Buyer to issue to confirm Buyer’s acceptance of the proposed Transaction.
(b)Purchase by Buyer. Subject to the terms of the Side Letter and satisfaction of the conditions precedent set forth in this Section 3 and in Section 7, on the requested Purchase Date for each Transaction, Buyer shall transfer to Seller or its designee — for a newly Originated Eligible Mortgage Loan, by transferring funds to the designated Settlement Agent — an amount equal to the Purchase Price for purchase of each Eligible Mortgage Loan that is the subject of such Transaction on that Purchase Date, less any amounts to be netted against such Purchase Price in accordance with the Transaction terms. The transfer of funds to the Settlement Agent to be used to fund the Mortgage Loan, and if applicable, the netting of amounts for value, on the Purchase Date for any Transaction will constitute full payment by Buyer of the Purchase Price for such Mortgage Loan. Within seven (7) Business Days following the Purchase Date, Seller shall (i) take such steps as are necessary and appropriate to effect the transfer to Buyer on the MERS® System of the Purchased Mortgage Loans so purchased, and to cause Buyer to be designated as “Interim Funder” on the MERS® System with respect to each such Purchased Mortgage Loan and (ii) in the case of a Wet Funding, deliver all remaining items of the related Asset File to Custodian. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Buyer shall have no obligation to enter into any Transaction either before, on or after the Termination Date. Seller may (i) initially request less than one hundred percent (100%) of the Purchase Price for any one or more Purchased Mortgage Loans, (ii) repay part of the Purchase Price therefor to Buyer or (iii) both, and may subsequently request that Buyer fund (or re-fund) the balance of the Purchase Price to Seller, and in either case so long as both (x) no Default or Event of Default has occurred and is continuing, and (y) Buyer elects, in the exercise of its sole discretion, to do so, Buyer will fund (or re-fund) so much of such balance as Seller shall request.
(c)Confirmations. The Confirmation for each Transaction shall (i) include the Asset Schedule with respect to the Mortgage Loans subject to such Transaction, (ii) identify Buyer and Seller and (iii) specify (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rates applicable to the Transaction and (E) any additional terms or conditions of the Transaction mutually agreeable to Buyer and Seller. In the event of any conflict between the terms of a Confirmation that has been affirmatively accepted by Buyer and this Agreement, such accepted Confirmation shall prevail.

(d)Failed Fundings. Seller agrees to report to Buyer by facsimile transmission or electronic mail as soon as practicable, but in no event later than two (2) Business Days after each Purchase Date, any Mortgage Loans that failed to be funded to the related Mortgagor, otherwise failed to close for any reason or failed to be purchased hereunder. Seller further agrees to (i) return, or cause the Settlement Agent to return, to the Funding Account, for refunding to Buyer, the portion of the Purchase Price allocable to such Mortgage Loans as soon as practicable, but in no event later than two (2) Business Days after the related Purchase Date, and (ii) indemnify Buyer for any loss, cost or expense incurred by Buyer as a result of the failure of such Mortgage Loans to close or to be delivered to Buyer.
(e)Accrual and Payment of Price Differential. The Price Differential for each Transaction shall accrue during the period commencing on (and including) the day when the Purchase Price is transferred into the Funding Account (or otherwise paid to Seller) for such Transaction and ending on (but excluding) the day when the Repurchase Price is paid to Buyer. Accrued Price Differential for each Purchased Mortgage Loan shall be due and payable (i) on each Remittance Date and (ii) when any Event of Default has occurred and is continuing, on demand.
(f)Repurchase Required. Seller shall repurchase from Buyer Purchased Mortgage Loans conveyed to Buyer on or before each related scheduled Repurchase Date and may electively sooner repurchase Purchased Mortgage Loans. Subject to Buyer’s making such Purchased Mortgage Loans available to Seller, Seller is obligated to obtain the Purchased Mortgage Loans from Custodian at Seller’s expense on the related Repurchase Date.
(g)Termination of Transaction by Repurchase; Transfer of Repurchased Mortgage Loans. On the Repurchase Date, termination of the Transaction will be effected by resale to a Seller or its designee by Buyer of the Purchased Mortgage Loans on a servicing released basis against Seller’s submission to Buyer of a Completed Repurchase Advice, all in form and substance satisfactory to Buyer. After receipt of the payment (for Buyer’s accounts) of the Repurchase Price from a Seller, Buyer shall transfer such Purchased Mortgage Loans to such Seller or its designee and deliver, or cause to be delivered, to Seller or its designee all Mortgage Loan Documents previously delivered to Buyer or its designee and take such steps as are necessary and appropriate to effect the transfer of the Purchased Mortgage Loan to such Seller or its designee on the MERS® System, the MERS® eRegistry or both, as applicable. All such transfers from Buyer to a Seller or a Seller’s designee, including any transfer of Location or other transfer on the MERS® eRegistry, that result in the transfer of Control of an eNote, are and shall be without recourse and without (i) any of the liabilities of an indorser under UCC §3-414, by analogy or otherwise, (ii) any of the transfer warranties of UCC §3-417, or (iii) any other warranty, express or implied other than that the transferred Mortgage Loans are free and clear of any claim or right by or through Buyer.
(h)No Obligation to Transfer Purchased Mortgage Loans after Buyer’s Section 12(d) Election. Notwithstanding the foregoing or any other provision to the contrary in this Agreement or any other Transaction Document, Buyer shall not be obligated to transfer any Purchased Mortgage Loans to Seller or any designee of Seller if, pursuant to Section 12(d) after an Event of Default, Buyer has elected either to sell them or to give Seller credit for them.
(i)Completed Repurchase Advice. If Buyer receives the Completed Repurchase Advice with respect to a Purchased Mortgage Loan at or before 4:00 p.m. (Eastern time) on any Business Day, then the Repurchase Date for that Purchased Mortgage Loan will be that same day. If Buyer receives the Completed Repurchase Advice with respect to any Purchased Mortgage Loan after 4:00 p.m. (Eastern time) on any Business Day, then the Repurchase Date for that Purchased Mortgage Loan will be the next Business Day (Buyer agrees to consider completing a repurchase on the proposed Repurchase Date that are requested between 4:00 p.m. and 6:00 p.m. (Eastern time), but may elect to defer it to the next Business Day). In connection with any repurchase pursuant to a Completed Repurchase Advice, Buyer will debit the Funding Account and the Operating Account, if applicable, for the amount of the Repurchase Price (less any amount of Price Differential to be paid on the next Remittance Date). Without limiting Seller’s obligations hereunder, at any time after the occurrence and during the continuance of a Default or an Event of Default, except for repurchases of individual Mortgage Loans or pools of Mortgage Loans being sold to Approved Takeout Investors, Seller shall not be permitted to repurchase less than all of the Purchased Mortgage Loans without the prior written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion.
(j)Reliance. With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a Person authorized to enter into a Transaction on Seller’s behalf.
(k)Defective Mortgage Loans.
(i)If, after Buyer purchases a Mortgage Loan, Buyer determines in good faith or receives notice (whether from Seller or otherwise) that a Purchased Mortgage Loan is (or has become) a Defective Mortgage Loan, Buyer shall promptly notify Seller, and Seller shall repurchase such Purchased Mortgage Loan at the Repurchase Price on the Early Repurchase Date (as such term is defined below).
(ii)If Seller becomes obligated to repurchase a Mortgage Loan pursuant to Section 3(k)(i), Buyer shall promptly give Seller notice of such repurchase obligation and a calculation of the Repurchase Price therefor. On the next Business Day after Seller receives such notice (such day, the “Early Repurchase Date”), Seller shall repurchase the Defective Mortgage Loan by paying Buyer the Repurchase Price therefor, and shall submit a Completed Repurchase Advice. Buyer is authorized to charge any of Seller’s Accounts for such amount unless the Parties have agreed in writing to a different method of payment and Seller has paid such amount by such agreed method. If Seller’s Accounts do not contain sufficient funds to pay in full the amount due Buyer under this Section 3(k)(ii), or if the amount due is not paid by any applicable alternative method of payment previously agreed to by the Parties, Seller shall promptly deposit funds in the Operating Account sufficient to pay such amount due Buyer and notify Buyer of such deposit. After receipt of the payment of the Repurchase Price therefor from Seller, Buyer shall transfer such Purchased Mortgage Loans to Seller or its designee and deliver, or cause to be delivered, to Seller or such designee all documents for such Mortgage Loans (including, without limitation, all Mortgage Loan Documents for such Mortgage Loans), as well as the Credit File, Asset File and Servicing File, if any, for such Mortgage Loans, that were previously delivered to Buyer or Custodian and take such steps as are necessary and appropriate to effect the transfer of such Mortgage Loans to Seller on the MERS® System.
4.Margin Maintenance
(a)Margin Deficit. If at any time the sum of the Margin Amounts of all Purchased Mortgage Loans then subject to Transactions is less than the sum of their Repurchase Prices, a margin deficit (“Margin Deficit”) will exist, and if the Margin Deficit exceeds [***] Dollars ($[***]), Buyer, by notice to Seller (a “Margin Call”), may require Seller to transfer to Buyer (x) cash, or (y) if Buyer is willing to accept them in lieu of cash, additional Eligible Mortgage Loans reasonably acceptable to Buyer (“Additional Purchased Mortgage Loans”), or (z) a combination, to the extent (if any) acceptable to Buyer, of cash and Additional Purchased Mortgage Loans, so that immediately after such transfer(s) the sum of (i) the aggregate of the

Margin Amounts of all Purchased Mortgage Loans for all Transactions outstanding at that time, including any such Additional Purchased Mortgage Loans, plus (ii) such cash, if any, so transferred to Buyer, will be at least equal to the sum of the Repurchase Prices of all Purchased Mortgage Loans then subject to outstanding Transactions.
(b)Margin Maintenance. If the notice to be given by Buyer to Seller under Section 4(a) is given at or before 9:00 a.m. Houston, Texas time on a Business Day, Seller shall transfer to Buyer cash and/or, if acceptable to Buyer, Additional Purchased Mortgage Loans, before 5:00 p.m. Houston, Texas time on the date of such notice, and if such notice is given after 9:00 a.m. Houston, Texas time, Seller shall transfer such cash and/or Additional Purchased Mortgage Loans before 9:30 a.m. Houston, Texas time on the Business Day following the date of such notice. All cash required to be delivered to Buyer pursuant to this Section 4(b) shall be deposited by Seller into the Operating Account and, provided that no Event of Default has occurred and is continuing, shall be applied by Buyer to reduce pro rata the Repurchase Prices of all Purchased Mortgage Loans that are then subject to outstanding Transactions or, at Buyer’s option, held by Buyer in the Operating Account as security for the Obligations (and, if so held, for purposes of subsequent margin deficit-or-excess calculations, shall be deemed netted from the aggregate Repurchase Prices). Following the occurrence and during the continuance of any Event of Default, any such cash may be applied to reduce the Repurchase Prices of such Purchased Mortgage Loans as Buyer shall select, with the amount, if any, to be applied to the Repurchase Price of any particular Purchased Mortgage Loan(s) to be determined by Buyer, using such reasonable method of allocation as Buyer shall elect in its sole discretion at the time. Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit shall not in any way limit or impair its right to make a Margin Call at any other time a Margin Deficit exists (or still exists).
(c)Margin Excess. If on any day after Seller has transferred cash and/or Additional Purchased Mortgage Loans to Buyer pursuant to Section 4(b) (Margin Calls), (X) the sum of the Margin Amounts of all Purchased Mortgage Loans for all Transactions at that time, including any such Additional Purchased Mortgage Loans, exceeds (Y) the Repurchase Prices of all such Purchased Mortgage Loans as so reduced by (or deemed netted from) such cash so transferred to Buyer, by more than [***] Dollars ($[***]), then at the request of Seller, Buyer shall return to Seller so much of the requested cash and/or Additional Purchased Mortgage Loans transferred to Buyer as (X) does not materially exceed (Y); provided that the sum of the cash plus the Margin Amounts of Additional Purchased Mortgage Loans returned to Seller pursuant to Section 4(b) shall be strictly limited to an amount after the return of which no Margin Deficit will exist.
(d)Market Value Determinations. Buyer may determine the Market Value of any or all Purchased Mortgage Loans from time to time and with such frequency (which, for the avoidance of doubt, may be daily), and taking into consideration such factors, as it may elect in its sole good faith discretion, including current market conditions and the fact that the Purchased Mortgage Loans may be sold or otherwise disposed of under circumstances where Seller is in default under this Agreement; provided that a Market Value of zero shall be assigned to any Purchased Mortgage Loan that, at the time of determination, is not an Eligible Mortgage Loan. Buyer’s determination of Market Value of Purchased Mortgage Loans will be made using Buyer’s customary methods for determining the price of comparable mortgage loans under the market conditions and Seller’s status prevailing at the time of determination, will not be equivalent to a determination of the fair market value of the Purchased Mortgage Loans made by obtaining competing bids under circumstances where the bidders have adequate opportunity to perform customary mortgage loan and servicing due diligence and, if (1) any Default or Event of Default has occurred and is continuing, (2) Buyer in good faith believes that a secondary market Mortgage Loan purchaser would materially discount the likelihood of realization on any of Seller’s Mortgage Loan transfer warranties or (3) the market for comparable Mortgage Loans is illiquid or otherwise disorderly at the time, such determination will not be equivalent to a determination by Buyer of the Market Value of the Purchased Mortgage Loans made when, as applicable in the circumstances, (A) the originator/servicer is not in default, (B) the likelihood of realization on Seller’s transfer warranties is not materially discounted and/or (C) the market for comparable Mortgage Loans is not illiquid or otherwise disorderly. Buyer’s good faith determination of Market Value shall be conclusive upon the Parties.
5.Accounts; Income Payments
(a)Accounts. Prior to the date hereof, Seller has established each of the Accounts at Financial Institution. Seller’s taxpayer identification number will be designated as the taxpayer identification number for each Account, the Impound Collection Account and the Income Collection Account, and Seller shall be responsible for reporting and paying taxes on any income earned with respect to the Accounts, the Impound Collection Account and the Income Collection Account. Each such deposit account shall be under the sole dominion and control of Buyer, and Seller agrees that (i) Seller shall have no right or authority to withdraw or otherwise give any directions with respect to any of such deposit accounts or the disposition of any funds held in such deposit accounts; provided that Seller may cause amounts to be deposited into any such deposit account at any time, and (ii) Financial Institution may comply with instructions originated by Buyer directing disposition of the funds in such deposit accounts without further consent of Seller. Only employees of Buyer shall be signers with respect to such deposit accounts. Pursuant to Section 6, Seller has pledged, assigned, transferred and granted a security interest to Buyer in the Accounts in which Seller has rights or power to transfer rights and all such deposit accounts in which Seller later acquires ownership, other rights or the power to transfer rights. Seller and Buyer hereby agree that Buyer has “control” of such deposit accounts within the meaning of Section 9-104 of the UCC. Any provision hereof to the contrary notwithstanding and for the avoidance of doubt, Seller agrees and acknowledges that Buyer is not required to return to Seller funds on deposit in an Account or the Income Collection Account if any amounts are owed hereunder to Buyer by Seller.
(b)Cash Pledge Account. On or before the date hereof, Seller shall deposit an amount equal to twenty-five basis points (0.25%) of the Facility Amount (the “Required Amount”) into the Cash Pledge Account. Seller shall cause an amount not less than the Required Amount to be on deposit in the Cash Pledge Account at all times. If on any Remittance Date, the amount on deposit in the Cash Pledge Account is greater than the Required Amount, provided that no Default or Event of Default has occurred and is continuing, upon Seller’s request such excess will be disbursed to Seller on such Remittance Date after application by Buyer to the payment of any amounts owing by Seller to Buyer on such date. At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Cash Pledge Account in accordance with the provisions of Section 5(f).
(c)Funding Account. The Funding Account shall be used for fundings of the Purchase Price and the Repurchase Price with respect to each Purchased Mortgage Loan in accordance with Section 3. Seller and Buyer shall cause all amounts to be paid in respect of the Takeout Commitments to be remitted by the Approved Takeout Investors directly to the Funding Account without any requirement for any notice to or consent of Seller. On each Repurchase Date that occurs pursuant to Section 3(f) with respect to any Purchased Mortgage Loan, Buyer will apply the applicable amounts on deposit in the Funding Account to the unpaid Repurchase Price due to Buyer for such Purchased Mortgage Loan and, unless an Event of Default has occurred and is continuing, Buyer will transfer the remaining balance, if any, in the Funding Account to the Operating Account. At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Funding Account in accordance with the provisions of Section 5(f).
(d)Operating Account.
(i)The Operating Account shall be used for the purposes of (1) Seller’s payment of Price Differential and any other amounts owing to Buyer under this Agreement, the Side Letter or any other Transaction Document, (2) Seller’s funding of any shortfall between (x) the proceeds of an Eligible Mortgage Loan being purchased by Buyer that are to be disbursed at its Origination and (y) the Purchase Price to be paid by Buyer for that Eligible Mortgage Loan, (3) Seller’s payment of any shortfall between the Repurchase Price and the amount received by Buyer from the applicable Approved Takeout Investor in connection with the repurchase of a Purchased Mortgage Loan pursuant to Section 3(i), (4) Seller’s payments made to satisfy Margin Calls pursuant to Section 4(b) and (5) disbursements to Seller of any balances remaining after application of funds in the Funding Account to Repurchase Prices due Buyer which are transferred from the Funding Account to the Operating Account pursuant to the third sentence of Section 5(c).
(ii)On or before the fourth (4th) Business Day before each Remittance Date, Buyer will notify Seller in writing of the Price Differential and other amounts due Buyer on that Remittance Date. On or before the Business Day preceding each Remittance Date, Seller shall deposit into the Operating Account such cash, if any, as shall be required to make the balance in the Operating Account sufficient to pay all amounts due Buyer on that Remittance Date. On each Remittance Date, Buyer shall withdraw funds from the Operating Account to effect such payment to the extent of funds then available in the Operating Account. If the funds on deposit in the Operating Account are insufficient to pay the amounts then due Buyer in full, Seller shall pay the deficiency amount on the date such payment is due by wire transfer of such amount to the Operating Account, and Buyer shall withdraw the funds so deposited to pay such deficiency to the extent of the funds deposited.
(iii)Funds deposited by Seller in the Operating Account to cover the shortfall, if any, referred to in clause (2) of Section 5(d)(i) will be disbursed by Buyer to the Settlement Agent along with the Purchase Price of the related Eligible Mortgage Loan being purchased by Buyer to fund the Origination of such Mortgage Loan as provided in Section 3(b).
(iv)At any time after a Margin Call, if Seller fails to satisfy such Margin Call in accordance with the provisions of Section 4, Buyer may withdraw funds from the Operating Account to pay such Margin Call and shall apply the funds so withdrawn for that purpose to reduce the Repurchase Prices of Purchased Mortgage Loans then subject to outstanding Transactions as provided in Section 4(b). At any time after the occurrence and during the continuance of an Event of Default, Buyer, in its sole discretion, may apply the amounts on deposit in the Operating Account in accordance with the provisions of Section 5(f).
(v)Unless (1) a Default or an Event of Default has occurred and is continuing or (2) any amounts are then owing to Buyer or any Indemnified Party under this Agreement or another Transaction Document, on Seller’s request, Buyer will transfer the Operating Account balance to an account designated by Seller.
(e)Income Collection Account. Pursuant to Section 6, Seller has pledged, assigned and transferred the Income Collection Account to Buyer and granted Buyer a security interest in the Income Collection Account. No funds other than Income shall be deposited in the Income Collection Account. Where a particular Transaction’s term extends over the date on which Income is paid by the Mortgagor on any Purchased Mortgage Loan subject to that Transaction, that Income will be the property of Buyer until Seller has paid Buyer the full Repurchase Price in respect of such Transaction. Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing and no Margin Deficit then exists, Buyer agrees that Seller or its designee shall be entitled to receive and retain that Income to the full extent it would have been so entitled if the Purchased Mortgage Loans had not been sold to Buyer; provided that any Income received by Seller while the related Transaction is outstanding shall be deemed to be held by Seller or Subservicer (as the case may be) solely in trust for Buyer pending the payment of the Repurchase Price in respect of such Transaction and the repurchase of the related Purchased Mortgage Loans, and if a Default or an Event of Default has occurred and is continuing, or a Margin Deficit exists that Seller has not satisfied in accordance with the provisions of Section 4, Buyer may direct Seller in writing to deposit into the Income Collection Account (or such other account as Buyer may direct) (i) all Income then held by Seller or Subservicer in respect of Purchased Mortgage Loans subject to outstanding Transactions and (ii) all future Income in respect of Purchased Mortgage Loans subject to new or outstanding Transactions when received by Seller or any Subservicer, and upon receipt of any such direction, Seller shall immediately cause all such Income then held to be deposited, and all such future Income to be deposited within one (1) Business Day after its receipt by Seller or Subservicer, into the Income Collection Account or to such other account as Buyer may direct.
(f)Application of Funds. After the occurrence and during the continuance of an Event of Default, at such times as Buyer may direct in its sole discretion, Buyer shall apply all Income and other amounts on deposit in all or any of the Accounts, other than mortgagors’ actual escrow payments held in any account and required to be used for the payment of Property Charges in respect of any Purchased Mortgage Loan, in the same order and manner as is provided in Section 12(e) for proceeds of dispositions of Purchased Mortgage Loans not repurchased by Seller.
(g)Seller’s Obligations. The provisions of this Section 5 shall not relieve Seller from its obligations to pay the Repurchase Price on the applicable Repurchase Date and to satisfy any other payment obligation of Seller hereunder or under any other Transaction Document.
6.Security Interest; Assignment of Takeout Commitments
(a)Security Interest. Although the Parties intend that all Transactions hereunder be absolute sales and purchases and not loans, to secure the payment and performance by Seller of its obligations, liabilities and indebtedness under each such Transaction and Seller’s obligations, liabilities and indebtedness hereunder and under the other Transaction Documents, Seller hereby pledges, assigns, transfers and grants to Buyer a security interest in the Mortgage Assets in which such Seller (individually or collectively with the other Seller) has rights or power to transfer rights and all of the Mortgage Assets in which such Seller (individually or collectively with the other Seller) later acquires ownership, other rights or the power to transfer rights. “Mortgage Assets” means (i) the Purchased Mortgage Loans with respect to all related Transactions hereunder (including, without limitation, all Servicing Rights with respect thereto), (ii) all Servicing Records, Loan Files, Mortgage Loan Documents, including, without limitation, the Mortgage Note or eMortgage Note (as the case may be) and Mortgage, and all of Seller’s claims, liens, rights, title and interests in and to the Mortgaged Property related to such Purchased Mortgage Loans, (iii) all Liens securing repayment of such Purchased Mortgage Loans, (iv) all Income with respect to such Purchased Mortgage Loans, (v) the related Accounts, (vi) the Takeout Commitments and Takeout Agreements to the extent such Seller’s rights thereunder relate to the Purchased Mortgage Loans, (vii) the Closing Protection Letters to the extent Seller’s rights thereunder relate to Mortgage Loans whose Originations were funded or intended to be funded in whole or in part with funds transferred by Buyer to the related Settlement Agent, (viii) all Hedging Arrangements to the extent relating to the Purchased Mortgage Loans, and (ix) all proceeds of the foregoing, including, without limitation, to the extent constituting proceeds of the foregoing, all mortgage backed securities, and the right to have and receive such mortgage backed securities when issued, that are, in whole or in part, based on, backed by or created from Purchased Mortgage Loans for which the full Repurchase Price has not been received by Buyer, irrespective of whether such Purchased Mortgage Loans have been released from this security interest. Seller hereby authorizes Buyer to file such financing statements and amendments relating to the Mortgage Assets as Buyer may deem appropriate, and irrevocably appoints Buyer as such Seller’s attorney-in-fact to take such other actions as Buyer deems necessary or appropriate to perfect and continue the Lien granted hereby and to protect, preserve and realize upon the Mortgage Assets. Seller agree, jointly and severally, to pay all fees and expenses associated with perfecting such Liens including, without limitation, the cost of filing financing statements and amendments under the UCC, registering each Purchased Mortgage Loan with MERS and recording assignments of the Mortgages and registering each related eNote on the MERS® eRegistry and initiating transfers, loan data updates and other actions on the MERS® eRegistry, in each case as and when required by Buyer in its sole discretion. The Parties intend that this Section 6(a) is “a security agreement or arrangement or other credit enhancement”, as defined and described in Sections 101(47)(A)(v) and 741(7)(A)(ix) of the Bankruptcy Code, related to the repurchase agreement and securities contract established and evidenced by this Agreement and the Transactions hereunder.
(b)UCC Rights and Remedies. In addition to any other rights and remedies granted to Buyer in the Transaction Documents, Buyer shall have all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. Without limiting the generality of the foregoing, at any time an Event of Default has occurred and is continuing, Buyer, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or as otherwise provided under the Transaction Documents) to or upon Seller (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances (i) collect, receive, appropriate and realize upon the Mortgage Assets, or any part thereof, (ii) consent to the use by Seller or any Mortgagor of any cash collateral arising in respect of the Mortgage Assets on such terms as Buyer deems reasonable, and/or (iii) sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid, the Mortgage Assets or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of Buyer or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. Buyer shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Mortgage Assets so sold, free of any right or equity of redemption in Seller, which right or equity is hereby waived and released. Seller further agrees, at Buyer’s request at any time an Event of Default has occurred and is continuing, to assemble the Mortgage Assets and make them available to Buyer at places which Buyer shall reasonably select, whether at Seller’s premises or elsewhere. Buyer shall apply the net proceeds of any action taken by it pursuant to this Section 6(b) in accordance with Section 12(e). To the extent permitted by applicable law, Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Mortgage Assets shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.
(c)Assignment of Takeout Commitment. The sale of each Mortgage Loan to Buyer shall include Seller’s rights (but none of the obligations) under the applicable Takeout Commitment and Takeout Agreement to deliver the Mortgage Loan or the related MBS, as applicable, to the Approved Takeout Investor and to receive the net sum therefor specified in the

Takeout Commitment from the Approved Takeout Investor (excluding, however, any Takeout Commitments or Takeout Agreements that by their express terms prohibit Seller’s assigning, pledging or granting a security interest in them if and to the extent that such prohibition is not made ineffective by UCC §§ 9-406 or 9-408)). Effective on and after the Purchase Date for each Mortgage Loan purchased by Buyer hereunder, Seller assigns to Buyer, free and clear of any Lien, all of Seller’s right, title and interest in any applicable Takeout Commitment and Takeout Agreement for such Mortgage Loan (excluding, however, any Takeout Commitments or Takeout Agreements that by their express terms prohibit Seller’s assigning, pledging or granting a security interest in them if and to the extent that such prohibition is not made ineffective by UCC §§ 9-406 or 9-408)); provided that Buyer shall not assume or be deemed to have assumed any of the obligations of Seller under any Takeout Agreement or Takeout Commitment.
7.Conditions Precedent
(a)Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent (any of which Buyer may electively waive, in Buyer’s sole discretion):
(i)on or before the date hereof, Seller shall deliver or cause to be delivered each of the documents listed on Exhibit D in form and substance satisfactory to Buyer and its counsel;
(ii)as of the date hereof, there has been no Material Adverse Effect on the financial condition of Seller since the most recent financial statements of Seller delivered to Buyer;
(iii)as of the date hereof, no material action, proceeding or investigation shall have been instituted or threatened, nor shall any material order, judgment or decree have been issued or proposed to be issued by any Governmental Authority with respect to Seller;
(iv)Seller shall have delivered to Buyer the opinions of counsel set forth in Exhibit E, in form and substance satisfactory to Buyer and its counsel;
(v)Seller shall have delivered to Buyer such other documents, opinions of counsel and certificates as Buyer may reasonably request;
(vi)Seller shall have established the Accounts at Financial Institution and shall have deposited the Required Amount to the Cash Pledge Account;
(vii)Seller shall have acquired licenses to Originate Mortgage Loans in all states where it is required to have a license to do so;
(viii)on or before the date hereof, Seller shall have paid to the extent due all fees and out-of-pocket costs and expenses reasonably incurred (including due diligence fees and expenses reasonably incurred and reasonable legal fees and expenses) required to be paid under this Agreement or any other Transaction Document; and
(ix)Buyer shall have received such other documents, information, reports and certificates as it shall have reasonably requested.
(b)Conditions Precedent to Transactions. Buyer’s obligation to pay the Purchase Price for each Transaction shall be subject to the satisfaction of each of the following conditions precedent, as applicable:

(i)with respect to each Purchase Date, Seller shall have delivered to Buyer a Confirmation and the Asset Schedule with respect to the Purchased Mortgage Loans subject to such Transaction;
(ii)with respect to Wet Loans, Custodian shall have received the Asset Schedule;
(iii)with respect to Mortgage Loans other than Wet Loans, Custodian shall have received the Asset Schedule and the Asset Files for, and Buyer shall have received the Custodian’s Trust Receipt listing, and a Custodial Loan Transmission that includes, all Delivered Mortgage Loans subject to such Transaction;
(iv)on or before the Pooling Date for any Pool, Seller shall have delivered to Custodian with respect to Purchased Mortgage Loans subject to an outstanding Transaction included in such Pool the Pooling Documents in accordance with the requirements therefor set forth in the Custodial Agreement;
(v)no Default or Event of Default shall have occurred and be continuing;
(vi)Buyer, in the exercise of its sole and absolute discretion, shall have made an affirmative election to fund the proposed Transaction;
(vii)no Margin Deficit shall exist either before or after giving effect to such Transaction;
(viii)this Agreement and each of the other Transaction Documents shall be in full force and effect, and the Termination Date shall not have occurred;
(ix)each Mortgage Loan subject to such Transaction shall be an Eligible Mortgage Loan;
(x)Seller’s representations and warranties in this Agreement and each of the other Transaction Documents to which it is a party and in any Officer’s Certificate delivered to Buyer in connection therewith shall be true and correct in all material respects on and as of the date hereof and such Purchase Date, with the same effect as though such representations and warranties had been made on and as of such date (except for those representations and warranties and Officer’s Certificates that are specifically made only as of a different date, which representations and warranties and Officer’s Certificates shall be correct in all material respects on and as of the date made), and Seller shall have complied with all the agreements and satisfied all the conditions under this Agreement, each of the other Transaction Documents and the Mortgage Loan Documents to which it is a party on its part to be performed or satisfied at or before the related Purchase Date;
(xi)no Requirement of Law shall prohibit the consummation of any transaction contemplated hereby;
(xii)no action, proceeding or investigation shall have been instituted or threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the consummation of any Transaction contemplated hereby or seeking material damages against Buyer in connection with the transactions contemplated by the Transaction Documents;

(xiii)Buyer shall have determined that the amounts on deposit in the Operating Account are sufficient to fund any shortfall between (x) the amount Seller is to fund to Originate or otherwise acquire each Mortgage Loan to be purchased by Buyer in such Transaction and (y) the Purchase Price to be paid by Buyer therefor, after taking into account all other obligations of Seller that are to be satisfied with the amounts on deposit in the Operating Account on such Transaction’s Purchase Date;
(xiv)after giving effect to such Transaction, the Aggregate Purchase Price for all outstanding Transactions will not exceed the Facility Amount;
(xv)annually during the term of this Agreement, commencing in April 2017, a due diligence review and inspection of Seller, either by Buyer or by a third party selected by Buyer, in form and substance satisfactory to Buyer, shall have been submitted to and approved by Buyer;
(xvi)Seller shall have deposited the amount required by Section 5 into the Cash Pledge Account; and
(xvii)if the Transaction is proposed to be funded from the Uncommitted Facility Amount, Buyer, in the exercise of its sole and absolute discretion, shall have made an affirmative election to fund the proposed Transaction;.
The acceptance by Seller, or by any Settlement Agent at the direction of Seller, of any Purchase Price proceeds shall be deemed to constitute a representation and warranty by Seller that the foregoing conditions have been satisfied.
8.Change in Law
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, Buyer (except any such reserve requirement reflected in the Adjusted Term SOFR Reference Rate); or
(ii)impose on Buyer any other condition affecting this Agreement or Transactions entered into by Buyer;
and the result of any of the foregoing shall be to increase the cost to Buyer of making or maintaining any purchase hereunder (or of maintaining its obligation to enter into any Transaction) or to increase the cost or to reduce the amount of any sum received or receivable by Buyer (whether of Repurchase Price, Price Differential or otherwise), then Seller will pay to Buyer such additional amount or amounts as will compensate Buyer for such additional costs incurred or reduction suffered.
(b)If Buyer reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of Buyer’s holding company as a consequence of this Agreement or the purchases made by Buyer under this Agreement to a level below that which Buyer or Buyer’s holding company could have achieved but for such Change in Law (taking into consideration Buyer’s policies with respect to capital adequacy) by an amount deemed by Buyer in good faith to be material, then from time to time Seller will pay to Buyer such additional amount or amounts as will compensate Buyer or Buyer’s holding company for any such reduction suffered.

(c)A certificate of Buyer setting forth the amount or amounts necessary to compensate Buyer or its holding company, as the case may be, as specified in Section 8(a) or 8(b) shall be delivered to Seller and shall be conclusive absent manifest error. Seller shall pay Buyer, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)To the extent that Buyer demands compensation for such amounts under Section 8(a) or 8(b), Seller shall have the right to designate the Termination Date by written notice given to Buyer at least thirty (30) days before such designated Termination Date and Seller shall only be obligated to pay Buyer the amounts under Section 8(c) to the extent such amounts are necessary to compensate Buyer through the Termination Date.
(e)Failure or delay on the part of Buyer to demand compensation pursuant to this Section 8 shall not constitute a waiver of Buyer’s right to demand such compensation; provided that Seller shall not be required to compensate Buyer pursuant to this Section 8 for any increased costs or reductions incurred more than two hundred seventy (270) days before the date that Buyer notifies Seller of the Change in Law giving rise to such increased costs or reductions and of Buyer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
(f)If at any time Buyer determines (an “eRisk Determination”) that any Change in Law or in the MERS® eRegistry, or other event or circumstance, imposes or increases Buyer’s risk of making or maintaining purchases of eMortgage Loans, or of maintaining their obligations with respect to any eMortgage Loans Transactions, then Buyer shall give notice thereof to Seller, and (i) Buyer and Seller shall endeavor in good faith to establish alternative terms and conditions to apply to eMortgage Loan Transactions to eliminate or satisfactorily reduce such risk, in a manner reasonably satisfactory to both Buyer and Seller, and to amend this Agreement and the other Transaction Documents to implement such changes. If Buyer and Seller fail for any reason to execute such amendments on or before thirty (30) days after Buyer’s said notice to Seller, Buyer may elect to give notice to Seller that, on and after ten (10) days thereafter, new eMortgage Loans will not be Eligible Mortgage Loans.
9.Documents and Records Relating to Purchased Mortgage Loans
(a)Segregation of Documents; Buyer May Engage in Other Transactions. All documents in the possession of Seller relating to Purchased Mortgage Loans shall be segregated from other documents and securities in its possession and shall be identified as being subject to this Agreement. Segregation may be accomplished by appropriate identification on the books and records of the holder, including a financial or securities intermediary or a clearing corporation. All of Seller’s interest in the Purchased Mortgage Loans (including the Servicing Rights) shall pass to Buyer on the Purchase Date and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Mortgage Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Mortgage Loans, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Mortgage Loans to Seller if and as required pursuant to Section 3 or Section 4.
(b)eClosing Transaction Records and Post-Purchase Support.
(i)The eClosing Transaction Record of each Purchased Mortgage Loan that is an eMortgage Loan shall be stored and maintained by Seller or its Subservicer in a manner that preserves the integrity and reliability of the eClosing Transaction Record for the life of such eMortgage Loan plus a period consistent with applicable Agency Guidelines requirements.

(ii)Seller shall cooperate with Buyer in all activities necessary to enforce eMortgage Loans that are Purchased Mortgage Loans and related eNotes. Seller shall provide upon reasonable request by Buyer, such affidavits, certifications, records and information regarding the creation and maintenance of the eNote and other Electronic Records in connection with any eMortgage Loan that Buyer deems necessary or advisable to ensure admissibility of such eNote and other Electronic Records in a legal proceeding and may include, among other things, (a) a description of how the executed eNote and other Electronic Records have been stored to prevent against unauthorized access and unauthorized alteration and a description of how such Seller’s eClosing System and such Seller’s eVault can detect such unauthorized access or alteration, (b) a description of such Seller’s eClosing System and such Seller’s eVault controls in place to ensure compliance with applicable eCommerce Laws, including §201 of E-SIGN and §16 of UETA, (c) a description of the steps followed by a Mortgagor to execute the eNote or other Electronic Record using such Seller’s eClosing System, (d) a copy of each screen, as it would have appeared to the Mortgagor, of the eNote or other Electronic Record that Buyer is seeking to enforce or defend, when Mortgagor signed the eNote or other Electronic Record, (e) a description of such Seller’s eClosing System and eVault controls in place at the time of signing to ensure the integrity of the data, and (f) testimony by an authorized officer or employee of such Seller to support admission of the eNote and other Electronic Records into any legal proceeding to enforce or defend the eMortgage Loan.
(iii)Seller shall archive all versions of any eClosing System used to create eNotes and originate eMortgage Loans, and retain such versions including screenshots of each stage or version of the eClosing System process.
(iv)Seller shall retain the eClosing Transaction Record of each Purchased Mortgage Loan that is an eMortgage Loan in a manner that will provide Buyer or its designees with ready access to such documents and records promptly following any request by Buyer. With respect to each Purchased Mortgage Loan that is an eMortgage Loan, Seller must be able to provide to Buyer, at any time upon Buyer’s reasonable request, the eNote, any portions of the related Credit File or Servicing Record, and the eClosing Transaction Record, each in a format that is reasonably compatible with Buyer’s systems then in use.
(c)Access to eClosing Systems, eVaults, and Expertise. Promptly following any reasonable request by Buyer (and subject to the notice requirements applicable to discussions, inspections and audits specified in Section 11(e)), Seller will, and will cause each Subservicer (if any) of eMortgage Loans and each eVault provider (if any), to give Buyer access to (i) each eVault storing the Authoritative Copy of any eNote evidencing a Purchased Mortgage Loan, (ii) all software and systems used for the origination, management or administration of any Purchased Mortgage Loan or any related eClosing Transaction Record, Credit File or Servicing Records, and access to all media in which any part of such eClosing Transaction Record, Credit File or Servicing Records may be recorded or stored; (iii) Seller’s, or such Subservicer’s or eVault Provider’s, as applicable, know-how, expertise, and relevant data (such as customer lists) regarding any Purchased Mortgage Loan, or the policies, procedures and processes of such Person in originating, maintaining, servicing and otherwise managing eMortgage Loans and eNotes, and (iv) the personnel responsible for such matters.
10.Representations and Warranties of Seller.
(a)To induce Buyer to enter into this Agreement and the Transactions hereunder, Seller represents and warrants on the date of this Agreement and, except where otherwise expressly provided, as of each Purchase Date, as follows:

(i)Representations and Warranties Concerning Purchased Mortgage Loans. Subject to the proviso set forth in Section 12(a)(iii), by each delivery of a Confirmation, Seller shall be deemed, as of the Purchase Date of each Purchased Mortgage Loan (or, if another date is expressly provided in such representation or warranty, as of such other date), and as of each day thereafter that such Purchased Mortgage Loan continues to be subject to an outstanding Transaction, to represent and warrant that such Purchased Mortgage Loan is an Eligible Mortgage Loan and to make the representations and warranties regarding it that are set forth in Exhibit B.
(ii)Organization and Good Standing; Subsidiaries. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, has full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign entity to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Seller. For the purposes hereof, good standing shall include qualification for any and all licenses and payment of any and all taxes required in the jurisdiction of its organization and in each jurisdiction in which Seller transacts business. Seller has no Subsidiaries except those listed in Exhibit F, as such exhibit has been most recently updated by a revision delivered by Seller to Buyer. As of the date of this Agreement, with respect to Seller and each such Subsidiary, Exhibit F correctly states its name as it appears in its articles of formation filed in the jurisdiction of its organization, address, place of organization, each state in which it is qualified as a foreign corporation or entity, and in the case of the Subsidiaries, the percentage ownership (direct or indirect) of Seller in such Subsidiary.
(iii)Authority and Capacity. Seller has all requisite power, authority and capacity to enter into this Agreement and each other Transaction Document and to perform the obligations required of it hereunder and thereunder. This Agreement constitutes a valid and legally binding agreement of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, conservatorship and similar laws, and by equitable principles. No consent, approval, authorization, license or order of or registration or filing with, or notice to, any Governmental Authority is required under any Requirement of Law before the execution, delivery and performance of or compliance by Seller with this Agreement or any other Transaction Document or the consummation by Seller of any transaction contemplated thereby, except for those that have already been obtained by Seller, and the filings and recordings in respect of the Liens created pursuant to this Agreement and the other Transaction Documents. If Seller is a depository institution, this Agreement is a part of, and will be maintained in, Seller’s official records.
(iv)No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than Liens created pursuant to this Agreement and the other Transaction Documents) of any nature upon the properties or assets of Seller under, any of the terms, conditions or provisions of Seller’s organizational documents, or any material mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or material instrument to which Seller is now a party or by which it is bound (other than this Agreement).

(v)Performance. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform, and Seller intends to perform, each and every covenant that it is required to perform under this Agreement and the other Transaction Documents.
(vi)Ordinary Course Transaction. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and neither the sale, transfer, assignment and conveyance of Mortgage Loans to Buyer nor the pledge, assignment, transfer and granting of a security interest to Buyer in the Mortgage Assets, by Seller pursuant to this Agreement is subject to the bulk transfer or any similar Requirement of Law in effect in any applicable jurisdiction.
(vii)Litigation; Compliance with Laws. There is no Litigation pending or, to Seller’s knowledge threatened, that could reasonably be expected to cause a Material Adverse Effect or that could reasonably be expected to materially and adversely affect the Mortgage Loans sold or to be sold pursuant to this Agreement, taken as a whole. Seller has not violated any Requirement of Law applicable to Seller that, if violated, would materially and adversely affect the Mortgage Loans to be sold pursuant to this Agreement, taken as a whole, or could reasonably be expected to have a Material Adverse Effect.
(viii)Statements Made. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.
(ix)Approved Company. Seller currently holds all approvals, authorizations and other licenses from the Approved Takeout Investors and the Agencies required under the Takeout Guidelines (or otherwise) to Originate, purchase, hold, service and sell Mortgage Loans of the types to be offered for sale to Buyer hereunder.
(x)Fidelity Bonds. Seller has purchased fidelity bonds and policies of insurance, all of which are in full force and effect, insuring Seller, Buyer and the successors and assigns of Buyer in the greatest of (a) [***] Dollars ($[***]), (b) the amount required by the Approved Takeout Investor and (c) the amount required by any other Takeout Guidelines, against loss or damage from any breach of fidelity by Seller or any officer, director, employee or agent of Seller, and against any loss or damage from loss or destruction of documents, fraud, theft or misappropriation, or errors or omissions.
(xi)Solvency. Both as of the date hereof and immediately after giving effect to each Transaction hereunder, the fair value of Seller’s assets is greater than the fair value of Seller’s liabilities (including contingent liabilities if and to the extent required to be recorded as liabilities on the financial statements of Seller in accordance with GAAP), and Seller (1) is not insolvent (as defined in 11 U.S.C. § 101(32)), (2) is able to pay and intends to pay its debts as they mature and (3) does not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not transferring any Mortgage Loans with any intent to hinder, delay or defraud any Person.
(xii)Reporting. In its financial statements, Seller intends to report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP. Seller has been advised by or confirmed with its independent public accountants that such sales can be so reported under GAAP on its financial statements.
(xiii)Financial Condition. The consolidated balance sheets of Seller provided to Buyer pursuant to Section 11(h) (and, if applicable, its Subsidiaries) as of the dates of such balance sheets, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the periods ended on the dates of such balance sheets heretofore furnished to Buyer, fairly present in all material respects the financial condition of Seller and its Subsidiaries as of such dates and the results of their operations for the periods ended on such dates. On the dates of such balance sheets, Seller had no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against on, said balance sheets and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller except as heretofore disclosed to Buyer in writing. Said financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the date of the balance sheet most recently provided, there has been no Material Adverse Effect, nor is Seller aware of any state of facts particular to Seller that (with or without notice or lapse of time or both) could reasonably be expected to result in any such Material Adverse Effect.
(xiv)Regulation U. Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any sales made hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
(xv)Investment Company Act. Seller is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(xvi)Agreements. Neither Seller nor any of its Subsidiaries is a party to any agreement, instrument or indenture, or subject to any restriction, that has, or could reasonably be expected to have, a Material Adverse Effect. None of Seller’s Subsidiaries is subject to any dividend restriction imposed by a Governmental Authority other than those under applicable statutory law. Neither Seller nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or indenture which default could reasonably be expected to result in a Material Adverse Effect. No Act of Insolvency with respect to Seller, or any of their respective properties is pending, contemplated or, to the knowledge of Seller, threatened.
(xvii)Title to Properties. Seller has good, valid, insurable (in the case of real property) and marketable title to all of its material properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 11(h). None of the Mortgage Assets are subject to any Lien except the Lien in favor of Buyer.
(xviii)ERISA. All plans (“Plans”) of a type described in Section 3(3) of ERISA in respect of which Seller or any Subsidiary of Seller is an “employer,” as defined in Section 3(5)

of ERISA, are in substantial compliance with ERISA, and none of such Plans is insolvent or in reorganization, has an accumulated or waived funding deficiency within the meaning of Section 412 of the IRC, and neither Seller nor any Subsidiary of Seller has incurred any material liability (including any material contingent liability) to or on account of any such Plan pursuant to Sections 4062, 4063, 4064, 4201 or 4204 of ERISA. No proceedings have been instituted to terminate any such Plan, and no condition exists that presents a material risk to Seller or a Subsidiary of Seller of incurring a liability to or on account of any such Plan pursuant to any of the foregoing Sections of ERISA. As of the date of this Agreement, no material liability exists with respect to any Plan in which Seller, any Subsidiary of Seller is an “employer”, or any trust forming a part thereof, that has been terminated since December 1, 1974.
(xix)Proper Names. Seller does not operate in any jurisdiction under a trade name, division, division name or name other than those names previously disclosed in writing by Seller to Buyer, and all such names are utilized by Seller only in the jurisdiction(s) identified in such writing. As of the date of this Agreement, the only names used by Seller in its tax returns for the last ten (10) years are set forth in Exhibit I.
(xx)Tax Returns and Payments. All federal, state and local income, excise, property and other tax returns required to be filed with respect to Seller’s operations and those of its Subsidiaries in any jurisdiction have been filed on or before the due date thereof (plus any applicable extensions); all such returns are true and correct in all material respects; all taxes, assessments, fees and other governmental charges upon Seller, and Seller’s Subsidiaries and upon their respective properties, income or franchises, that are, or should be shown on such tax returns to be, due and payable have been paid, including all Federal Insurance Contributions Act (FICA) payments and withholding taxes, if appropriate, other than those that are being contested in good faith by appropriate proceedings, diligently pursued and as to which Seller has established adequate reserves determined in accordance with GAAP, consistently applied. The amounts reserved, as a liability for income and other taxes payable, in the financial statements described in Section 11(h) are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes, whether or not disputed, of Seller and its Subsidiaries, accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto and for which Seller and Seller’s Subsidiaries may be liable in their own right or as transferee of the assets of, or as successor to, any other Person.
(xxi)Shares Valid, Paid and Non-assessable. The outstanding shares of capital stock (or other equity equivalent) of Seller have been duly authorized and validly issued and are fully paid and non-assessable.
(xxii)Credit Information. Seller has full right and authority and is not precluded by law or contract from furnishing to Buyer the applicable consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) and all other credit information relating to each Purchased Mortgage Loan sold hereunder, and Buyer will not be precluded from furnishing such materials to the related Approved Takeout Investor by such laws.
(xxiii)No Discrimination. Seller makes credit accessible to all qualified applicants in accordance in all material respects with all Requirements of Law. Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act. Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases. In addition, Seller has complied in all material respects with all anti-redlining provisions and equal credit opportunity laws applicable under all Requirements of Law.
(xxiv)Home Ownership and Equity Protection Act. As of the date of this Agreement, there is no litigation, proceeding or governmental investigation existing or pending or to the knowledge of Seller threatened, or any order, injunction or decree outstanding against or relating to Seller, relating to any violation of the Home Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law.
(xxv)In Compliance with Applicable Laws. Seller and its Material Subsidiaries have not violated any Requirement of Law respectively applicable to them, including (1) Agency Guidelines, (2) all applicable Anti-Money Laundering Laws, (3) Anti-Corruption Laws, (4) applicable Privacy Requirements, including the GLB Act and the Safeguards Rules promulgated thereunder, (5) all consumer protection laws and regulations, (6) all licensing and approval requirements applicable to Seller’s Origination of Mortgage Loans and (7) all other laws and regulations referenced in item (gg) of Exhibit B, in each case a breach of which would, or would reasonably be expected to, result in a Material Adverse Effect, except where contested in good faith by appropriate proceedings, and with adequate reserves determined in accordance with GAAP established therefor.
(xxvi)Place of Business and Formation. As of the date of this Agreement, the principal place of business of Seller is located at the address set forth for Seller in Section 15. As of the date of this Agreement, and during the four (4) months immediately preceding that date, the chief executive office of Seller and the office where it keeps its financial books and records relating to its property and all contracts relating thereto and all accounts arising therefrom is and has been located at the address set forth for Seller in Section 15. As of the date hereof, Seller’s jurisdiction of organization is the state specified in Section 15.
(xxvii)No Adverse Selection. Seller used no selection procedures that identified the Purchased Mortgage Loans offered to Buyer for purchase hereunder as being less desirable or valuable than other comparable Mortgage Loans owned by Seller.
(xxviii)MERS. Seller is a member of MERS in good standing, and Seller, each of Seller’s eVault Providers and each Subservicer (if any) of eMortgage Loans is a member of the MERS® eRegistry in good standing, and such Person’s operations are integrated with MERS® eRegistry and MERS® eDelivery in compliance with the MERS® eRegistry Procedures Manual, Agency Guidelines and applicable Takeout Guidelines.
(xxix)Seller is Principal. Seller is engaging in the Transactions as a principal.
(xxx)No Default. No Default or Event of Default has occurred and is continuing.
(xxxi)Anti-Money Laundering Laws. Seller and its Affiliates each complies with all Anti-Money Laundering Laws applicable to it and its agents.
(xxxii)Anti-Corruption Laws and Sanctions. Seller has implemented and maintains in effect policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, members, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Seller, its Subsidiaries and their respective directors, members, managers, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Neither Seller, any of its Subsidiaries nor any of their respective directors, members, managers, officers or employees or agents that will act in any capacity in connection with or benefit from the mortgage warehousing facility established hereby, is a Sanctioned Person. No use of proceeds of any Transaction nor any other transaction contemplated by the Transaction Documents will violate Anti-Corruption Laws or applicable Sanctions.
(xxxiii) All audits and reviews of Seller’s eClosing System and any Subservicer’s or eVault provider’s eVault and related policies and procedures requested or required by any Agency in connection with such Seller’s or such Subservicer’s or eVault provider’s application for such Agency’s approval to sell, service or maintain eNotes and eMortgage Loans, have been completed, Seller has reviewed reports of findings and remedial actions have been taken to address the material adverse findings, if any, discovered in the audits and reviews, and such Agency has approved such Person to sell, service or maintain (as applicable) eNotes and eMortgage Loans and its related policies and procedures.
(b)Representations as to Additional Mortgage Loans. Subject to the proviso stated in Section 12(a)(iii), on and as of the date of transfer of each Mortgage Loan transferred from Seller to Buyer as an Additional Purchased Mortgage Loan and on each day thereafter before it is repurchased by Seller, Seller shall be deemed to represent to Buyer that each Additional Purchased Mortgage Loan is an Eligible Mortgage Loan and to make the representations and warranties in respect thereof that are set forth in Exhibit B.
(c)Copies. Each time Seller delivers or causes to be delivered to Buyer a copy (instead of the original) of any document pursuant or relating to this Agreement, any other Transaction Document or any Transaction, Seller shall be deemed to warrant, represent and certify to Buyer at the time of delivery that such copy is a true, correct and complete copy of the original of that document unless such document is accompanied by Seller’s written statement that such document is incorrect or incomplete in the manner specified in such statement.
(d)Survival of Representations. All the representations and warranties made by Seller to Buyer in this Agreement are binding on Seller regardless of whether the subject matter thereof was under the control of Seller or a third party. Seller acknowledges that Buyer will rely upon all such representations and warranties with respect to each Purchased Mortgage Loan purchased by Buyer hereunder, and Seller makes such representations and warranties in order to induce Buyer to purchase the Mortgage Loans. The representations and warranties by Seller in this Agreement with respect to a Purchased Mortgage Loan shall be unaffected by, and shall supersede and control over, any provision in any existing or future endorsement of any Purchased Mortgage Loan or in any assignment with respect to such Purchased Mortgage Loan to the effect that such endorsement or assignment is without recourse or without representation or warranty. All Seller representations and warranties shall survive delivery of the Loan Eligibility Files, the Asset Files and the Confirmations, purchase by Buyer of Purchased Mortgage Loans, transfer of the servicing for the Purchased Mortgage Loans to a successor servicer, delivery of Purchased Mortgage Loans to an Approved Takeout Investor, repurchases of the Purchased Mortgage Loans by Seller and termination of this Agreement. The representations and warranties of Seller in this Agreement shall inure to the benefit of Buyer and its successors and assigns, notwithstanding any examination by Buyer of any Mortgage Loan Documents, related files or other documents delivered to Buyer.
11.Seller’s Covenants.
Seller shall perform the following duties at all times during the term of this Agreement:
(a)Maintenance of Existence; Conduct of Business. Seller shall preserve and maintain its existence in good standing and all of its rights, privileges, licenses and franchises necessary in the normal conduct of its business, including its eligibility as lender, seller/servicer and issuer described under Section 10(a)(ix) and make no material change in the nature or character of its business or engage in any business substantially different from the loan origination and servicing business in which it is engaged on the date of this Agreement. Seller will not make any material change in its accounting treatment and reporting practices except as required by GAAP. Seller will remain a member in good standing of the MERS® System and the MERS® eRegistry.
(b)Compliance with Applicable Laws. Seller shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law, a breach of which would, or could reasonably be expected to, adversely affect the Purchased Mortgage Loans or the Mortgage Loans to be sold pursuant to this Agreement, or that could reasonably be expected to result in a Material Adverse Effect except where contested in good faith and by appropriate proceedings and with adequate reserves determined in accordance with GAAP established therefor. Without limiting the foregoing, Seller shall comply, and cause its Subsidiaries to comply, in all material respects with all applicable (1) Agency Guidelines (including, without limitation, Agency Guidelines applicable to Seller’s eClosing System or eVault and related policies, procedures, and processes), (2) Privacy Requirements, including the GLB Act and Safeguards Rules promulgated thereunder, (3) consumer protection laws and regulations, (4) licensing and approval requirements applicable to Seller’s and its Subsidiaries’ Origination of Mortgage Loans and (5) other laws and regulations referenced in the definition of “Requirement(s) of Law”, in item (gg) of Exhibit B or in both of such places, in each case, that could reasonably be expected to result in a Material Adverse Effect except where contested in good faith and by appropriate proceedings and with adequate reserves determined in accordance with GAAP established therefor. Seller shall, and shall cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(c)Compliance with Anti-Corruption Laws. Seller shall maintain in effect and enforce policies and procedures designed to ensure compliance by Seller and Subsidiaries and their respective directors, members, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(d)Inspection of Properties and Books. Seller shall permit authorized representatives of Buyer to (i) discuss the business, operations (including Seller’s eClosing System and eVault), assets and financial condition of Seller and Seller’s Subsidiaries with their officers and employees and to examine their books of account, records, reports and other papers and make copies or extracts thereof, (ii) inspect all of Seller’s property and all related information and reports, and (iii) audit Seller’s operations (including a technical, security and legal review of Seller’s eClosing System and Seller’s eVault as applicable, and related policies and procedures by Buyer or by third parties reasonably selected by Buyer, including, (a) a certified third party security assessment report, (b) results of systems testing and verification of integration with MERS® eRegistry and MERS® eDelivery, and (c) a legal analysis of Seller’s eClosing System and Seller’s eVault, and such systems’ policies, procedures and processes) to ensure compliance with the terms of the Transaction Documents, the GLB Act and other privacy laws and regulations, and applicable eCommerce Laws and Agency Guidelines, all at Seller’s expense and at such reasonable times as Buyer may request; it being understood and agreed that so long as no Event of Default shall have occurred and be continuing, Buyer shall give a Seller reasonable notice prior to conducting any discussion, inspection and/or audit under this Section 11(c). Seller will provide its accountants with a photocopy of this Agreement promptly after the execution hereof and will instruct its accountants to answer candidly any and all questions that the officers of Buyer or any authorized representatives of Buyer may address to them in reference to the financial condition or affairs of Seller and Seller’s Subsidiaries. Seller may have its representatives in attendance at any meetings between the officers or other representatives of Buyer and Seller’s accountants held in accordance with this authorization.
(e)Notices. Seller will promptly notify Buyer of the occurrence of any of the following and shall provide such additional documentation and cooperation as Buyer may request with respect to any of the following:
(i)any change in the business address and/or telephone number of Seller;
(ii)any merger, consolidation or reorganization of Seller;
(iii)Seller’s creation, formation or acquisition of any Subsidiary;
(iv)occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of Seller by Persons who were not directors of Seller on the date of this Agreement;
(v)Intentionally deleted;
(vi)any change of the name or jurisdiction of organization of Seller;
(vii)Seller’s incurring Debt other than the following:
(A)Seller’s obligations under this Agreement and the other Transaction Documents;
(B)Seller’s existing Debt, or Seller’s existing guaranties of its Subsidiaries’ or any other Persons’ indebtedness, described on Exhibit H attached to the Side Letter at current levels;
(C)Seller’s and its Subsidiaries’ obligations under other Available Warehouse Facilities;
(D)obligations to pay taxes;
(E)liabilities for accounts payable, non-capitalized equipment or operating leases and similar liabilities, but only if incurred in the ordinary course of business;
(F)accrued expenses, deferred credits and loss contingencies that are properly classified as liabilities under GAAP;
(G)non-speculative Hedging Arrangements incurred in the ordinary course of business;
(H)credit or warehouse, early purchase, repurchase or similar facilities for the financing of its Mortgage Loans;
(I)capital lease obligations or purchase money debt of Seller or any of its Subsidiaries for fixed or capital assets incurred in the ordinary course of business;
(J)other Debt not exceeding [***] Dollars ($[***]) in the aggregate at any time outstanding; and

(K)guaranties of Debt incurred by a Subsidiary for credit or warehouse, early purchase, repurchase or similar facilities to finance its investment in Mortgage Loans;
(viii)Seller’s guaranteeing obligations of any other Person except Debt incurred by a Subsidiary for credit or warehouse, early purchase, repurchase or similar facilities to finance its investment in Mortgage Loans;
(ix)any material adverse change in the financial position of Seller, Seller and its Subsidiaries taken as a whole;
(x)receipt by Seller of notice from the holder of any of its Debt of any alleged default in respect of Debt of [***] Dollars ($[***]) or more;
(xi)entry of any court judgment or regulatory order in which Seller, any Subsidiary of Seller is or may be required to pay a claim or claims that could have a material adverse effect on the financial condition of Seller, Seller and its Subsidiaries taken as a whole, on the ability of Seller to perform its obligations under any Transaction Document, or on the ability of Seller to continue its operations in a manner similar to its current operations;
(xii)the filing of any petition, claim or lawsuit against Seller, any Subsidiary of Seller that could reasonably be expected to have a material adverse effect on the financial condition of Seller, Seller and its Subsidiaries taken as a whole, on the ability of Seller to perform its obligations under any Transaction Document, or on the ability of Seller to continue its operations in a manner similar to its current operations;
(xiii)Seller, any Subsidiary of Seller admits to committing, or is found to have committed, a material violation of any Requirement of Law relating to its business operations, including its loan generation, sale or servicing operations;
(xiv)the initiation of any investigations, audits, examinations or reviews of Seller, any Subsidiary of Seller by any Agency or Governmental Authority relating to the Origination, sale or servicing of mortgage loans by Seller, any Subsidiary of Seller or the business operations of Seller, any Subsidiary of Seller (with the exception of routine and normally scheduled audits or examinations by the regulators of Seller, any Subsidiary of Seller), in each case provided that Seller or such Subsidiary is not prohibited by either any Requirement of Law or any agreement with such Agency or Governmental Authority from disclosing the fact of the investigation, audit, examination or review ;
(xv)any disqualification or suspension of Seller, any Subsidiary of Seller by an Agency, including any notification or knowledge, from any source, of any disqualification or suspension, or any warning of any such disqualification or suspension or impending or threatened disqualification or suspension;
(xvi)the occurrence of any actions, inactions or events upon which an Agency may, in accordance with Agency Guidelines, disqualify or suspend Seller or any Subsidiary of Seller as a seller or servicer, including (if Seller is or becomes a Freddie Mac-approved seller or servicer) those events or reasons for disqualification or suspension enumerated in Chapter 5 of the Freddie Mac Single Family Seller/Servicer Guide and (if Seller is or becomes a Fannie Mae-approved seller or servicer) any breach of Seller’s “Lender Contract” (as defined in the Fannie Mae Single Family 2010 Selling Guide) with Fannie Mae including the breaches described or referred to in Section A2-3, 1-01 “Lender Breach of Contract” of the Fannie Mae Single Family 2010 Selling Guide;

(xvii)the filing, recording or assessment of any federal, state or local tax Lien in excess of [***] Dollars ($[***]) against Seller or any of their assets;
(xviii)the occurrence of any Event of Default hereunder or the occurrence of any Default;
(xix)the suspension, revocation or termination of any licenses or eligibility as described under Section 10(a)(ix) of Seller, any Subsidiary of Seller;
(xx)any other action, event or condition of any nature that could reasonably be expected to result in a Material Adverse Effect or that, with or without notice or lapse of time or both, will constitute a default under any other material agreement, instrument or indenture to which Seller is a party or to which its properties or assets may be subject;
(xxi)any alleged breach by Buyer of any provision of this Agreement or of any of the other Transaction Documents of which Seller has actual knowledge; provided that the failure to give the notice required by this Section 11(e)(xxi) shall not constitute a Default or an Event of Default; or
(xxii)any proposed changes, at least ten (10) Business Days prior to the proposed effective date of such changes, to Seller’s eClosing System and/or eVault or related policies, procedures and/or processes that may adversely affect the performance of such eClosing System or eVault or that may adversely affect the enforceability of eMortgage Loans and eNotes or compliance with applicable Agency Guidelines and eCommerce Laws in any material respect; or
(xxiii)any occurrence of a data security incident, in any event no later than five (5) Business Days following such incident, regarding Seller’s eClosing System or Seller’s eVault that results in the unauthorized access to or acquisition of eNote and any other records, including details of such data security incident (if applicable), a summary of any external third party forensic examinations of it, and planned remediation steps to correct it and prevent similar incidents in the future.
(f)Payment of Debt, Taxes, etc.
(i)Seller shall pay and perform all material obligations of Seller in accordance with the terms thereof, and pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon Seller or upon its income, receipts or properties, before the same shall become past due, as well as all lawful claims for labor, materials or supplies or otherwise that, if unpaid, might become a Lien upon such properties or any part thereof; provided that Seller shall not be required to pay obligations, taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Seller shall have obtained an adequate bond or adequate insurance or that are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued, if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending and if adequate book reserves determined in accordance with GAAP, consistently applied, are established therefor.
(ii)(A)    All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding (i) taxes imposed on (or measured by) Buyer’s net income (however denominated) or capital, branch profits taxes, franchise taxes or any other tax imposed on Buyer’s net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or a state or foreign jurisdiction with respect to which Buyer has a present or former connection (other than any connection arising from Buyer’s executing, delivering, becoming a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, engaging in any other transaction pursuant to or enforcing any Transaction Document), or any political subdivision thereof, (ii) taxes imposed under FATCA and (iii) taxes attributable to Buyer’s failure to comply with Section 11(f)(ii)(D) (collectively, such non-excluded taxes are herein called “Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by any Requirement of Law to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall (a) make such deduction or withholding, (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date due, (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes and (d) except as otherwise provided in Section 11(f)(ii)(D) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.
(B)    In addition, Seller agrees to pay to the relevant Governmental Authority in accordance with all applicable Requirements of Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement except such taxes imposed with respect to an assignment as a result of a present or former connection between Buyer and the jurisdiction imposing such taxes (other than connections arising from Buyer’s executing, delivering, becoming a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, engaging in any other transaction pursuant to or enforcing any Transaction Document, or selling or assigning any Mortgage Asset or Transaction Document) (“Other Taxes”).
(C)    Seller agrees to indemnify Buyer for the full amount of Taxes and Other Taxes (including additional amounts with respect thereto), and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 11(f), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that Buyer shall have provided Seller with evidence, reasonably satisfactory to Seller, of payment of Taxes or Other Taxes, as the case may be.
(D)    Any assignee of Buyer that is not incorporated or otherwise created under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide Seller with properly completed and duly executed IRS Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying (X) that such Foreign Buyer is either (1) entitled to benefits under an income tax treaty to which the United States is a party that eliminates United States withholding tax under Sections 1441 through 1442 of the IRC on payments to it or (2) otherwise fully exempts from United States withholding tax under Sections 1441 through 1442 of the IRC on payments to it, or (Y) that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, on or before the date upon which each such Foreign Buyer becomes a purchaser of Mortgage Loans hereunder. Each Foreign Buyer will resubmit the appropriate form on the earliest of (x) the third anniversary of the prior submission or (y) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a

Foreign Buyer has failed to provide Seller with the appropriate form or other relevant document pursuant to this Section 11(f)(ii) (unless such failure is due to a change in any Requirement of Law occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under this Section 11(f) with respect to Taxes imposed by the United States; provided that should a Foreign Buyer, that is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Seller, at no unreimbursed cost or expense to Seller, shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.
(E)    If a payment made to Buyer under this Agreement would be subject to United States federal withholding tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law, and at such other time or times as shall be reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 11(f)(ii)(E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(F)    Without prejudice to the survival or any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 11(f) shall survive the termination of this Agreement. Nothing contained in this Section 11(f) shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.
(G)    Each Party acknowledges that it is its intent, for purposes of U.S. federal, state and local income and franchise taxes only, to treat each purchase transaction hereunder as indebtedness of Seller that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by Seller in the absence of an Event of Default by Seller. All Parties agree to such treatment and agree to take no action inconsistent with this treatment unless required by law.
(g)Insurance. Seller shall, and shall cause its Subsidiaries to, maintain, at no cost to Buyer (a) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as to satisfy prevailing Agency Guidelines requirements applicable to a qualified mortgage originating institution, and shall cause Seller’s policy to be endorsed with the Blanket Bond Required Endorsement; (b) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies approved by Buyer, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity; (c) network security and cyber liability insurance that includes coverage for any and all costs and expenses associated with a data security incident; and (d) within thirty (30) days after notice from Buyer, obtain such additional insurance as Buyer shall reasonably require, consistent with prudent industry standards, all at the sole expense of Seller. Upon request of Buyer, photocopies of such policies shall be furnished to Buyer without charge upon obtaining such coverage or any revision, renewal or modification to such coverage.
(h)Financial Statements and Other Reports. Seller shall deliver or cause to be delivered to Buyer:

(i)as soon as available and in any event not later than thirty (30) days after the end of each calendar month, consolidated statements of income, retained earnings and cash flow of Seller and Seller’s Subsidiaries for the immediately preceding month, and related consolidated balance sheet as of the end of the immediately preceding month, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis, and certified as to the fairness of presentation by the chief financial officer, chief accounting officer or controller of Seller, excluding, however, normal year-end audit adjustments;
(ii)as soon as available and in any event not later than ninety (90) days after Seller’s fiscal year end, consolidated statements of income, retained earnings and cash flows of Seller and Seller’s Subsidiaries for the preceding fiscal year, the related consolidated balance sheet as of the end of such year, all in reasonable detail, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and accompanied by an opinion (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) prepared by Ernst & Young, another accounting firm reasonably satisfactory to Buyer or other independent certified public accountants of nationally recognized standing selected by Seller, each stating that said financial statements fairly present in all material respects the financial condition, cash flows and results of operations of Seller and Seller’s Subsidiaries as of the end of, and for, such year;
(iii)together with each delivery of financial statements required in Sections 11(h)(i) and 11(h)(ii), a Compliance Certificate executed by Seller’s chief financial officer, chief accounting officer or controller;
(iv)photocopies or electronic copies of any Form S-1 and all regular or periodic financial and other reports, if any, that Seller shall file with the SEC (other than routine corporate or organizational filings), not later than five (5) Business Days after filing;
(v)Subject to applicable Agency confidentiality requirements (if any), photocopies or electronic copies of any audits completed by any Agency of Seller or any of its Subsidiaries, or of Seller’s eClosing System and Seller’s eVault that provide for material corrective action, material sanctions or classifications of the quality of Seller’s operations, not later than five (5) days after receiving such audit;
(vi)with reasonable promptness following Buyer’s request for them, photocopies or electronic copies of any regular or periodic financial and other reports (other than routine tax and corporate or organizational filings) that Seller shall have filed with any Governmental Authority other than the SEC;
(vii)once every week, a report summarizing the Hedging Arrangements, if any, then in effect with respect to all Mortgage Loans then owned by Buyer and interim serviced by Seller (or a Successor Servicer);
(viii)as soon as available and in any event not later than one hundred twenty (120) days after the fiscal year end, statements of income, retained earnings and cash flows of each Subsidiary of Seller for the preceding fiscal year and the related balance sheet as of the end of such year, all in reasonable detail and each of which may be prepared by the Seller or such Subsidiary; and
(ix)from time to time, with reasonable promptness, such further information regarding the Mortgage Assets, or the business, operations, properties or financial condition of Seller as Buyer may reasonably request.

(i)Limits on Distributions. Other than Permitted Tax Distributions or stock dividends, both of which are unrestricted and may be declared, made or paid at any time, Seller shall not declare, make or pay, or incur any liability to declare, make or pay, any dividend or distribution, direct or indirect, on or on account of any shares of its stock (or equivalent equity interest) or any redemption or other acquisition, direct or indirect, of any shares of its stock (or equivalent equity interest) or of any warrants, rights or other options to purchase any shares of its stock (or equivalent equity interest), nor purchase, acquire, redeem or retire any stock (or equivalent equity interest) in itself, whether now or hereafter outstanding (collectively, “Restricted Distributions”), without the prior written consent of Buyer if (i) [***], shall have occurred and be continuing, in which case Buyer’s consent may be granted or withheld in Buyer’s sole discretion. If any Event of Default other than those described in clause (ii) of the immediately preceding sentence shall have occurred and be continuing, Buyer’s consent shall not be unreasonably withheld.
(j)Use of Chase’s Name. Seller shall and shall cause its Subsidiaries to, confine its use of Buyer’s logo and the “JPMorgan” and “Chase” names to those uses authorized by Section 28 or specifically authorized by Buyer in writing. Except where required by the federal Real Estate Settlement Procedures Act or the CFPB’s Regulation X thereunder, or the Helping Families Save Their Homes Act of 2009, as amended from time to time, or another Requirement of Law, in no instance may Seller or any of its Subsidiaries disclose to any prospective Mortgagor, or the agents of the Mortgagor, that such Mortgagor’s Mortgage Loan will be offered for sale to Buyer. None of Seller or its Subsidiaries may use Buyer’s name or logo to obtain any mortgage-related services without the prior written consent of Buyer.
(k)Reporting. In its financial statements, Seller will report each sale of a Mortgage Loan hereunder as a financing in accordance with GAAP.
(l)Transactions with Affiliates. Except for the transactions described in footnote 18 of the audited financial statements of Seller for the fiscal year ended December 31, 2015, Seller will not enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not prohibited under this Agreement and (b) in the ordinary course of Seller’s business and upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this Section 11(l) shall not prohibit any Subsidiary of Seller from making any dividend or distribution to Seller or Seller from making any dividend or distribution permitted under Section 11(i).
(m)Defense of Title; Preservation of Mortgage Assets. Seller warrants and will defend the right, title and interest of Buyer in and to all Mortgage Assets (excluding any Takeout Agreements, Takeout Commitments or Hedging Arrangements that by their express terms prohibit Seller’s assigning, pledging or granting a security interest in them if and to the extent that such prohibition is not made ineffective by UCC §§ 9-406 or 9-408) against all adverse claims and demands of all Persons whomsoever. Seller shall do all things necessary to preserve the Mortgage Assets so that such Mortgage Assets (excluding any Takeout Agreements, Takeout Commitments or Hedging Arrangements that by their express terms prohibit Seller’s assigning, pledging or granting a security interest in them if and to the extent that such prohibition is not made ineffective by UCC §§ 9-406 or 9-408) remain subject to a first priority perfected Lien hereunder, excluding Hedging Arrangements that cover both Purchased Mortgage Loans and Mortgage Loans that are subject to another Available Warehouse Facility, as to which Seller will do all things necessary to keep Buyer’s Lien pari passu with the Lien of the counterparty to such other Available Warehouse Facility.

(n)Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”) all or substantially all of its property, business or assets (including receivables and leasehold interests) whether now owned or hereafter acquired, other than sales of Mortgage Loans and related assets in the ordinary course of Seller’s loan origination and servicing business.
(o)Loan Determined to be Defaulted or Defective. Upon discovery by Seller that any Purchased Mortgage Loan is a Defaulted Loan or a Defective Mortgage Loan, Seller shall promptly give notice of such discovery to Buyer.
(p)Further Assurances. Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Transaction Documents, to perfect the interests of Buyer in the Mortgage Assets or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.
(q)Hedging Arrangements. Seller shall maintain Hedging Arrangements with respect to all Mortgage Loans not the subject of Takeout Commitments in order to mitigate, in accordance with Seller’s hedging strategy, the risk that the Market Value of any such Mortgage Loan will change as a result of a change in interest rates or the market for mortgage loan assets before the Mortgage Loan is purchased by an Approved Takeout Investor or repurchased by Seller.
(r)Underwriting Guidelines. Seller will underwrite Eligible Mortgage Loans in compliance with its underwriting guidelines. Seller will not change its underwriting guidelines in any material respect (i) except as may be required from time to time to comply with Agency Guidelines and (ii) without giving Buyer prior written notice of such changes,.
(s)Mergers, Acquisitions, Subsidiaries. Without the prior written consent of Buyer, Seller will not consolidate or merge with or into any entity (unless Seller is the surviving entity and any of Seller’s Subsidiaries may merge with or into Seller). Seller shall not create, form or acquire any Subsidiary not listed in Exhibit F, unless (i) such Subsidiary engages only in the loan origination, loan servicing, loan escrow or settlement business or a closely related business or a business incidental to the foregoing and (ii) Seller has given Buyer notice of such creation, formation or acquisition as and when required under Section 11(e)(iii) of this Agreement.
(t)UCC. Seller will not change its name, organizational type or location (within the meaning of Section 9-307 of the UCC) unless it shall have (i) given Buyer at least 10 Business Days’ prior written notice thereof and (ii) delivered to Buyer all financing statements, amendments, instruments, legal opinions and other documents requested by Buyer in connection with such change. Seller will keep its principal place of business and chief executive office at the location specified in Section 15, and the office where it maintains any physical records of the Purchased Mortgage Loans at a corporate facility of Seller, or, in any such case, upon ten (10) Business Days’ prior written notice to Buyer, at another location within the United States.
(u)Takeout Commitments. Except to the extent superseded by this Agreement, Seller covenants that it shall continue to perform all of its duties and obligations to the Approved Takeout Investor, under any applicable Takeout Commitment and Takeout Agreement and otherwise, with respect to a Purchased Mortgage Loan as if such Mortgage Loan were still owned by Seller and to be sold directly by Seller to the Approved Takeout Investor pursuant to such Takeout Commitment on the date provided therein without the intervening ownership of Buyer pursuant to this Agreement. Without limiting the generality of the foregoing, Seller shall timely assemble all records and documents concerning the Mortgage Loan required under any applicable Takeout Commitment (except that photocopies instead of originals shall be used for those documents already provided to Custodian in the Asset File) and all other documents and information that may have been required or requested by the Approved Takeout Investor, and Seller shall make all representations and warranties required to be made to the Approved Takeout Investor under the applicable Takeout Commitment and Takeout Agreement.
(v)[Reserved.]
(w)Use of Proceeds. Seller (i) will not request any Transaction, and (ii) will not use, and will ensure that its Subsidiaries and its and their respective directors, members, managers, partners, officers, employees and agents do not use, the proceeds of any Transaction, (x) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of the Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country or (z) in any manner that would result in the violation of any Sanctions.
(x)Government Regulation. Seller will not (1) be or become subject at any time to any Requirement of Law (including the U.S. Office of Foreign Asset Control list) that prohibits or limits Buyer from entering into any Transaction, or otherwise conducting business, with Seller or (2) fail to provide documentary and other evidence of Seller’s identity as may be requested by Buyer at any time to enable Buyer to verify Seller’s identity or to comply with any applicable Requirement of Law, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 and the Anti-Corruption Laws.
(y)Business Continuity and Disaster Recovery. Seller agree to maintain, to cause each Subservicer (if any) of its eMortgage Loans and Seller’s eVault Providers, to maintain, at all times (i) a disaster recovery program, (ii) a business continuity plan, and (iii) an incident response plan (collectively, the “Continuity, Recovery and Incident Response Programs”), each in scope and substance reasonably acceptable to Buyer. Seller, at its sole cost, shall test the Continuity, Recovery and Incident Response Programs on an annual basis. If the results of any such testing identify any material compliance or other issues with respect to any of a Seller’s, a Subservicer’s or an eVault Provider’s Continuity, Recovery and Incident Response Programs, Seller shall notify Buyer and promptly correct any such issue to Buyer’s reasonable satisfaction.
12.Events of Default; Remedies.
(a)Each of the following events shall, upon its occurrence and during its continuance, be an “Event of Default”:
(i)(A) Seller fails to remit any Price Differential or Repurchase Price when due to Buyer pursuant to the terms hereof or fails to cure any Margin Deficit as provided in Section 4; or (B) Seller fails to remit when due any Income, fees, escrow payment or any other amount due to Buyer pursuant to the terms hereof or any other Transaction Document and such failure continues unremedied for a period of two (2) Business Days; or
(ii)Seller fails to repurchase any Purchased Mortgage Loan at the time and for the amount required hereunder; or
(iii)(A) any representation or warranty made by Seller in this Agreement or any other Transaction Document is untrue, inaccurate or incomplete in any material respect (each such representation or warranty, a “Materially False Representation”) on or as of the date made; provided that if any representation or warranty in Section 10(a)(i) or Section 10(b) or on Exhibit B (a “Loan Level Representation”) was when made, or has become, a Materially False Representation, then that Materially False Representation will not constitute a Default or an Event of Default — although such Materially False Representation will cause each affected Purchased Mortgage Loan to cease to be an Eligible Mortgage Loan and Seller shall be obligated to repurchase it from Buyer promptly after learning from any source of its ineligibility — unless both (1) such Loan Level Representation relates to five (5) or more Purchased Mortgage Loans and (2) when such Loan Level Representation was made, a Responsible Officer of Seller had actual knowledge that it was being made and that it was untrue, inaccurate or incomplete in a material respect, in which event such Materially False Representation will constitute an Event of Default; or
(B) any information contained in any written statement, report, financial statement or certificate made or delivered by Seller (either before or after the date hereof) to Buyer pursuant to the terms of this Agreement or any other Transaction Document is untrue or incorrect in any material respect as of the date when made or deemed made; or
(iv)Seller shall fail to comply with any of the requirements set forth in Section 11(d) (Inspection of Properties and Books), Section 11(o) (Loan Determined to be Defaulted or Defective) or Section 13 of the Side Letter (Financial Covenants); or
(v)Seller shall fail to observe, keep or perform any material duty, responsibility or obligation imposed or required by this Agreement or any other Transaction Document other than one of the Events of Default specified or described in another section of this Section 12(a)), and such failure continues unremedied for a period of ten (10) Business Days; or
(vi)any Act of Insolvency occurs with respect to Seller, any of its Subsidiaries; or
(vii)one or more final judgments or decrees are entered against Seller, any of its Subsidiaries for the payment of money in excess of [***] Dollars ($[***]) (net of the portion thereof, if any, covered by insurance and the same shall not be vacated, discharged (or provisions satisfactory to Buyer shall not be made for such discharge), satisfied or stayed or bonded pending appeal, within thirty (30) days from the date of entry thereof, and Seller, such Subsidiary, as applicable, shall not within said period of thirty (30) days or such longer period during which execution of same shall have been stayed by court order or by written agreement with the judgment creditor, perfect appeal therefrom and cause execution thereof to be stayed during such appeal; or
(viii)any Agency, private investor or any other Person seizes or takes control of any material portion of the servicing portfolio of its Mortgage Loans being serviced by Seller or any of its Subsidiaries for breach of any servicing agreement applicable to such servicing portfolio or for any other reason whatsoever; or
(ix)any Agency or Governmental Authority revokes or materially restricts the authority of Seller to Originate, purchase, sell or service Mortgage Loans, or Seller shall fail to meet all requisite servicer eligibility qualifications promulgated by any Agency; or
(x)there is a default that has continued beyond any grace or cure period under any agreement other than a Transaction Document that Seller or any of its Subsidiaries has entered into with Buyer or any of its Affiliates or Subsidiaries if the effect of such default is to cause, or to permit such counterparty (or a trustee on behalf of such counterparty) to cause, Debt of Seller in excess of [***] Dollars ($[***]) to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time or both, if applicable, or satisfaction of any other condition to acceleration, whether or not any such condition to acceleration has been satisfied); or
(xi)Seller fails to pay when due any repurchase price, margin amount, price differential, principal, interest or other amount due on any other Debt (including, without limitation, under any credit or repurchase, early purchase or similar facilities for the financing of its Mortgage Loans, mortgage servicing rights or servicing advances) in excess of [***] Dollars ($[***]), individually or in the aggregate, beyond any period of grace provided, or there occurs any breach or default (beyond any period of grace provided) with respect to any material term of any such Debt in excess of [***] Dollars ($[***]), individually or in the aggregate, if the effect of such failure, breach or default is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, such Debt of Seller to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time or both, if applicable, or satisfaction of any other condition to acceleration, whether or not any such condition to acceleration has been satisfied); provided that if such breach or default is waived in writing by the holder of such Debt before Buyer has exercised any of its remedies under Section 12(b), no Event of Default shall be deemed to exist under this Agreement on account of such waived breach or default; or
(xii)there is a Material Adverse Effect; or
(xiii)(A) Seller shall assert that any Transaction Document is not in full force and effect or shall otherwise seek to terminate (other than a termination of this Agreement or any Transaction Document that is expressly permitted by this Agreement), or disaffirm its obligations under, any such Transaction Document at any time following the execution thereof or (B) any Transaction Document ceases to be in full force and effect, or any of Seller’s material obligations under any Transaction Document shall cease to be in full force and effect (other than as a result of any termination of this Agreement or any Transaction Document that is expressly permitted by this Agreement), or the enforceability thereof shall be contested by Seller; or
(xiv)any Governmental Authority or any trustee, receiver or conservator acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the assets of Seller, any Subsidiary of Seller, or shall have taken any action to displace the management of Seller, any Subsidiary of Seller or to curtail its authority in the conduct of the business of Seller, any Subsidiary of Seller, or to restrict the payment of dividends to Seller by any Subsidiary of Seller, and such action shall not have been discontinued or stayed within thirty (30) days; or
(xv)any Change in Control of Seller shall have occurred without Buyer’s prior written consent; or
(xvi)any failure by Seller to deliver assignments executed in blank to Buyer or its designee for each Purchased Mortgage Loan then held by Buyer within ten (10) Business Days following any termination of Seller’s MERS membership; or
(xvii)a downgrade of Seller’s Fitch servicer rating to a rating lower than CCC-/Caa3, or for other ratings initiated after the date of this Agreement, a rating lower than the equivalent of Fitch Ratings, Inc.’s CCC-/Caa3 servicer rating; or

(xviii)the Pension Benefit Guaranty Corp. shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of Seller or any of its Subsidiaries; or
(xix)Seller shall become subject to registration as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended; or
(xx)Buyer shall fail to have a valid and perfected first priority security interest in any of the Purchased Mortgage Loans, including the Servicing Rights thereto, or any other Mortgage Assets (excluding any Takeout Agreements, Takeout Commitments or Hedging Arrangements that by their express terms prohibit Seller’s assigning, pledging or granting a security interest in them if and to the extent that such prohibition is not made ineffective by UCC §§ 9-406 or 9-408), in each case free and clear of any other Lien and such failure continues unremedied for a period of one (1) Business Day after Seller first has knowledge thereof (excluding Hedging Arrangements that cover both Purchased Mortgage Loans and Mortgage Loans that are subject to another Available Warehouse Facility, as to which it will be an Event of Default if Buyer’s Lien shall fail or cease to be pari passu with the Lien of the counterparty to any such other Available Warehouse Facility).
(b)If an Event of Default occurs, Buyer, at its option, may at any time or times thereafter while such Event of Default is continuing, elect by written notice to Seller to do any or all of the following:
(i)accelerate the Repurchase Date of each outstanding Transaction whose Repurchase Date has not already occurred and cancel the Purchase Date for any Transaction whose Purchase Date has not yet occurred;
(ii)terminate and replace Seller as interim servicer with respect to any Mortgage Assets at the cost and expense of Seller;
(iii)direct Seller to cause all Income to be transferred into the Income Collection Account and all escrow payments received to be deposited in the Impound Collection Account within one (1) Business Day after receipt by Seller or any Subservicer;
(iv)direct or cause Seller to direct, all Mortgagors to remit all Income directly to an account specified by Buyer; and
(v)terminate any commitment of Buyer to purchase Mortgage Loans under this Agreement or otherwise.
(c)If Buyer has exercised its option under Section 12(b)(i), then (i) Seller’s obligations hereunder to repurchase all Purchased Mortgage Loans then subject to outstanding Transactions shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of (x) the greater of (i) the Pricing Rate for such Transaction and (ii) the Prime Rate plus three percent (3%) to (y) the Repurchase Price for such Transaction as of the accelerated Repurchase Date as determined pursuant to Section 12(b) (decreased as of any day by (A) any amounts retained by Buyer with respect to such Repurchase Price pursuant to Section 12(b)(iii) and 12(b)(iv) and (B) any proceeds from the sale of Purchased Mortgage Loans pursuant to Section 12(d), on a 360 day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be paid over to and retained by Buyer and shall be applied to the aggregate unpaid Repurchase Prices and all other amounts owed by Seller to Buyer or any other Indemnified Party under the Transaction Documents, (iv) in accordance with Sections 4 and 5, all amounts on deposit in the Accounts, shall be applied by Buyer to the aggregate unpaid Repurchase Prices and all other amounts owed by Seller to Buyer or any other Indemnified Party under the Transaction Documents, (v) Seller shall, if directed by Buyer in writing, immediately deliver to Buyer any documents then in Seller’s possession relating to any Purchased Mortgage Loans subject to such Transactions and (vi) Buyer may, by notice to Seller, declare the Termination Date to have occurred.
(d)Upon the exercise by Buyer of its option under Section 12(b)(i), without prior notice to Seller, Buyer may (A) immediately sell, on a servicing released or servicing retained basis as Buyer deems desirable, in a recognized market at such price or prices as Buyer may in its sole discretion deem satisfactory, any or all Purchased Mortgage Loans subject to such Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller to Buyer or any other Indemnified Party under the Transaction Documents or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give Seller credit for such Purchased Mortgage Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by Seller to Buyer or any other Indemnified Party under the Transaction Documents.
(e)The proceeds of any disposition or the amount of any credit described above shall be applied first, to the costs and expenses reasonably incurred by Buyer in connection with or as a result of an Event of Default (including reasonable legal fees and consulting fees, accounting fees, file transfer and inventory fees, costs and expenses reasonably incurred in respect of a transfer of the servicing of the Purchased Mortgage Loans and costs and expenses reasonably incurred in connection with a disposition of the Purchased Mortgage Loans); second, to costs of cover and/or related hedging transactions; third, to the aggregate and accrued Price Differential owed hereunder, fourth, to the remaining aggregate Repurchase Prices owed hereunder; fifth, to any other accrued and unpaid obligations of Seller hereunder and under the other Transaction Documents and sixth, any remaining proceeds shall be paid to Seller or other Person legally entitled thereto.
(f)The Parties acknowledge and agree that:
(i)Buyer has no desire or intention to hold any of the Purchased Mortgage Loans for investment under any circumstances, and if (x) Seller fails to repurchase any Purchased Mortgage Loan when required to do so by this Agreement, whether before or after its termination, or (y) any Event of Default has occurred and is continuing, and (z) Buyer has not made an affirmative election under the circumstances then prevailing to retain such Purchased Mortgage Loan pursuant to clause (B) of Section 12(d), Buyer will sell it (i) if practicable and if the sale can be made without Buyer’s having to undertake representation, warranty or other obligations that Buyer, acting in its sole discretion, considers unacceptable, to the relevant Approved Takeout Investor (if any), or (ii) by private sale to another Person in the secondary mortgage market, undertaking only such representation, warranty and other obligations, if any, to such Person as Buyer, acting in its sole discretion, considers acceptable, at the earliest reasonable opportunity and for such price as Buyer, acting in its sole discretion, determines to be the optimal price available at the time of such sale; provided that if at any time Buyer determines that the secondary market for residential mortgage loans is illiquid, disrupted or dysfunctional, Buyer may elect to postpone sales of Purchased Mortgage Loans for so long as Buyer determines that any such market conditions persist, and no such delay shall be construed to constitute or require a change in the classification of the Purchased Mortgage Loans in Buyer’s hands from “held for sale” to “held for investment”, and in all cases, to the maximum extent not prohibited by applicable law, their Market Value shall be the only “reasonable determinant of value” of Purchased Mortgage Loans for purposes of Section 562 of the Bankruptcy Code;
(ii)in the absence (whether because of market disruptions or for any other reason whatsoever) of a generally recognized source for secondary mortgage market prices of, or for bid or offer quotations for, any one or more Purchased Mortgage Loans at any time, whether before or after any termination of this Agreement, Buyer may determine the Market Values of such Purchased Mortgage Loans using such means, methods, averaging, weighting, calculations and assumptions as it shall determine in its sole good faith discretion to be appropriate, and Buyer’s determination shall be conclusive and binding, absent manifest error, for all purposes, it being the Parties’ specific intention to include therein the purposes of Sections 559 and 562 of the Bankruptcy Code;
(iii)except to the extent, if any, contrary to market practice, in determining values of Purchased Mortgage Loans, Buyer shall include all related accrued Income available either to be transferred to a secondary market purchaser or to be retained by Buyer to reduce their Repurchase Prices; and
(iv)in determining the Market Value of any Purchased Mortgage Loans, it is reasonable for Buyer to use and rely on the Asset Schedule provided by Seller pursuant to Section 3(c) without being required to check or verify the accuracy or completeness of such information.
(g)The Parties further recognize that if, under the circumstances described in clause (x) or clause (y) of Section 12(f)(i), Buyer has elected to sell Purchased Mortgage Loans, the market for Mortgage Loans may then be insufficiently liquid or dysfunctional in other respects, they agree that Buyer may elect the time and manner of liquidating any Purchased Mortgage Loan, and nothing contained herein shall obligate Buyer (i) to liquidate any Purchased Mortgage Loan immediately after Seller’s failure to repurchase it when required by this Agreement, the occurrence of an Event of Default or any termination of this Agreement, or (ii) to liquidate all Purchased Mortgage Loans in the same manner or on the same day, and no exercise by Buyer of any right or remedy shall constitute a waiver of any other right or remedy.
(h)To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amount owing by Seller hereunder that Seller has failed to pay when due, from the date such amount became due and payable until such amount is (i) paid in full by or on behalf of Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this Section 12(h) shall be at a rate equal to the greater of (x) the Pricing Rate for the relevant Transaction and (y) the Prime Rate plus three percent (3%).
(i)If an Event of Default occurs and is continuing, Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement entered into in connection with the Transactions contemplated by this Agreement, under applicable law or in equity.
(j)Seller hereby acknowledges, admits and agrees that Seller’s obligations under this Agreement are recourse obligations of Seller.
13.Servicing Rights Are Owned by Buyer; Interim Servicing of the Purchased Mortgage Loans
(a)As a condition of purchasing an Eligible Mortgage Loan, Buyer hereby engages Seller to interim service such Purchased Mortgage Loan as agent for Buyer for a term (the

“Interim Servicing Term”) commencing on the Purchase Date of such Purchased Mortgage Loan and ending on the second Remittance Date thereafter, as such term may be renewed from time to time as provided in Section 13(a)(vi), on the following terms and conditions:
(i)Seller shall interim service and temporarily administer the Purchased Mortgage Loan on behalf of Buyer in accordance with prudent mortgage loan servicing standards and procedures generally accepted in the mortgage banking industry and in accordance with all applicable requirements of the Agencies, Requirements of Law, the provisions of any applicable servicing agreement, and the requirements of any applicable Takeout Agreement and the Approved Takeout Investor, so that the eligibility of the Purchased Mortgage Loan for purchase under such Takeout Agreement is not voided or reduced by such interim servicing and temporary administration;
(ii)If any Eligible Mortgage Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than Seller or any of its Affiliates (a “Subservicer”), or if the interim servicing of any Purchased Mortgage Loan is to be transferred to a Subservicer, Seller shall provide a copy of the related subservicing agreement and a Subservicer Instruction Letter executed by such Subservicer (collectively, the “Subservicing Agreement”) to Buyer before such Purchase Date or interim servicing transfer date, as applicable. Each such Subservicing Agreement shall be in form and substance reasonably acceptable to Buyer. In addition, Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Purchased Mortgage Loans, which consent shall not be unreasonably withheld. The Parties acknowledge and agree that as of the date of this Agreement, Seller has engaged Cenlar FSB as Subservicer to perform Seller’s obligations to interim service a portion of the Purchased Mortgage Loans, and Buyer consents to Cenlar FSB acting as Subservicer, provided that Cenlar FSB and Seller execute a Subservicer Instruction Letter. In no event shall Seller’s use of a Subservicer relieve Seller of its obligations hereunder, and Seller shall remain liable under this Agreement as if Seller were interim servicing such Purchased Mortgage Loans directly. Any termination of Seller as interim servicer shall automatically terminate each Subservicer. If any Agency or Governmental Authority revokes or materially restricts any Subservicer’s authority to service Mortgage Loans, or if any Subservicer shall fail to meet all requisite servicer eligibility qualifications promulgated by any Agency, Buyer may direct Seller to immediately terminate such Subservicer as a subservicer of any or all of the Purchased Mortgage Loans and Seller shall promptly cause the termination of such Subservicer as directed by Buyer.
(iii)Seller acknowledges that it has no right, title or interest in the Servicing Rights for any Purchased Mortgage Loan, and agrees that Seller may not transfer or assign any rights to master service, service, interim service, subservice or administer any Purchased Mortgage Loan before Seller’s repurchase thereof from Buyer (by payment to Buyer of the Repurchase Price therefor) other than an interim servicing transfer to a Subservicer approved by Buyer pursuant to a Subservicing Agreement approved by Buyer as described above in this Section 13.
(iv)Seller shall deliver all physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all of the related Servicing Records that are not already in Buyer’s possession, to Buyer’s designee upon the earliest of (x) the occurrence of a Default or Event of Default hereunder unless Buyer gives written notice to Seller that the Interim Servicing Term is renewed and specifying the renewal term, (y) the termination of Seller as interim servicer by Buyer pursuant to Section 13(a)(v) or (z) the expiration (and non-renewal) of the Interim Servicing Term. Seller’s transfer of the Servicing Records and the physical and such contractual servicing materials, files and records under this Section 13(a)(iv) shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).
(v)Buyer shall have the right, exercisable by giving written notice to Seller, to terminate Seller as interim servicer of any of the Purchased Mortgage Loans at any time Seller or Subservicer fails to perform Seller’s obligations under this Section 13.
(vi)The Interim Servicing Term will be deemed renewed (when it would otherwise expire) on each Remittance Date following the second Remittance Date after the related Purchase Date for a renewal term extending to the next succeeding Remittance Date unless (i) Seller has sooner been terminated as interim servicer of all of the Purchased Mortgaged Loans pursuant to Section 13(a)(v), or (ii) an Event of Default has occurred and is continuing, in which latter event the Interim Servicing Term will expire on the earlier of (x) the termination date specified in a Buyer’s notice to Seller terminating the Interim Servicing Term or (y) such Remittance Date unless Buyer gives written notice to Seller that the Interim Servicing Term is renewed and specifying the renewal term.
(vii)The Interim Servicing Term will automatically terminate and Seller shall have no further obligation to interim service such Purchased Mortgage Loan as agent for Buyer or to make the delivery of documents required under this Section 13, upon receipt by Buyer of the Repurchase Price therefor.
(viii)Buyer has no obligation to pay Seller a fee for the interim servicing obligations Seller agrees to assume hereunder, no fee or other compensation will ever accrue or be or become owing, due or payable for or on account of such interim servicing and such interim servicing rights have no monetary value.
(b)During the period Seller is interim servicing the Purchased Mortgage Loans as agent for Buyer, Seller agrees that Buyer is the owner of the related Servicing Rights, Credit Files and Servicing Records and Seller, acting as interim servicer, shall at all times maintain and safeguard, and cause any Subservicer to maintain and safeguard, the Credit File for the Purchased Mortgage Loan (including photocopies or images of the documents delivered to Buyer), and accurate and complete records of its interim servicing of the Purchased Mortgage Loan, Seller’s possession of the Credit Files and Servicing Records being for the sole purpose of interim servicing such Purchased Mortgage Loans and such retention and possession by Seller being in a temporary custodial capacity only.
(c)Seller further covenants as follows:
(i)Buyer may, at any time during Seller’s business hours on reasonable notice (provided that after the occurrence and during the continuance of a Default or an Event of Default, no notice shall be required), examine and make copies of all such documents and records relating to interim servicing and administration of the Purchased Mortgage Loans;
(ii)At Buyer’s request, Seller shall promptly deliver to Buyer reports regarding the status of any Purchased Mortgage Loan being interim serviced by Seller, which reports shall include a description of any event that would cause the Purchased Mortgage Loan to become a Defaulted Loan or a Defective Mortgage Loan or any other circumstances that could cause a material adverse effect on such Purchased Mortgage Loan, Buyer’s title to such Purchased Mortgage Loan or the collateral securing such Purchased Mortgage Loan; Seller may be required to deliver such reports until the repurchase of the Purchased Mortgage Loan by Seller;

(iii)Seller shall immediately notify Buyer if it becomes aware of any payment default that occurs under any Purchased Mortgage Loan or any default under any Subservicing Agreement that would materially and adversely affect any Purchased Mortgage Loan subject thereto; and
(iv)If, during the Post-Origination Period, any Mortgagor contacts Seller requesting a payoff quote on the related Purchased Mortgage Loan, Seller shall ensure that any payoff quote provided requires Mortgagor to wire payoff funds directly to the Funding Account and includes wiring instructions therefor.
(d)Seller shall release its custody of the contents of any Credit File or any Asset File only (i) pursuant to the provisions of this Agreement and the Custodial Agreement, (ii) in accordance with the written instructions of Buyer, (iii) to a Subservicer approved by Buyer, (iv) when such release is required as incidental to Seller’s servicing of the Purchased Mortgage Loan, or is required to complete its sale to an Approved Takeout Investor or comply with the Takeout Guidelines or (iv) as required by any Requirement of Law.
(e)Buyer reserves the right to appoint a successor interim servicer, or a regular servicer, to commence the servicing of the Purchased Mortgage Loans (each a “Successor Servicer”) upon the termination of Seller’s right to interim service the Purchased Mortgage Loans pursuant to Section 13(a)(v) or the expiry or termination of the Interim Servicing Term pursuant to Section 13(a)(vi). If Buyer elects to make such an appointment after the occurrence of a Default or an Event of Default, Seller shall be assessed all costs and expenses incurred by Buyer associated with transferring the physical and contractual servicing materials, files and records for the servicing of each Purchased Mortgage Loan, together with all related Servicing Records, to the Successor Servicer. In the event of such an appointment, Seller shall perform all acts and take all action so that any part of the Credit File and related Servicing Records held by Seller, together with any and all mortgagors’ escrow payments held in any account and all other receipts relating to such Purchased Mortgage Loan, are promptly delivered to the Successor Servicer, and shall otherwise fully cooperate with Buyer in effectuating such transfer. Seller shall have no claim for lost interim servicing income, any termination fee, lost profits or other damages if Buyer appoints a Successor Servicer hereunder. Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, without payment of any termination fee or any other amount to Seller or any Subservicer, sell any or all of the Purchased Mortgage Loans on a servicing released basis, at the sole cost and expense of Seller.
(f)In the event Seller is terminated as interim servicer of any Purchased Mortgage Loan, whether by expiry of the Interim Servicing Term or by any other means described in this Section 13, Seller shall cooperate with Buyer in effecting such termination and transferring all authority to interim service such Purchased Mortgage Loan to the Successor Servicer. Without limiting the generality of the foregoing, Seller shall, in the manner and at such times as the Successor Servicer or Buyer shall reasonably request (i) promptly transfer all data in its possession relating to the applicable Purchased Mortgage Loans and other Mortgage Assets to the Successor Servicer in such electronic format as the Successor Servicer may reasonably request, (ii) promptly transfer to the Successor Servicer, Buyer or Buyer’s designee all other files, records, correspondence and documents relating to the applicable Purchased Mortgage Loans and other Mortgage Assets and (iii) fully cooperate and coordinate with the Successor Servicer and/or Buyer to comply with any applicable so-called “goodbye” letter requirements, notices or other applicable requirements of the Real Estate Settlement Procedures Act or other applicable Requirements of Law applicable to the transfer of the servicing of the applicable Purchased Mortgage Loans. Seller agrees that if Seller fails to cooperate with Buyer or any Successor Servicer in effecting the termination of Seller as servicer of any Purchased Mortgage Loan or the transfer of all authority to service such Purchased Mortgage Loan to such Successor

Servicer in accordance with the terms hereof, Buyer will be irreparably harmed and entitled to injunctive relief and shall not be required to post bond.
(g)Notwithstanding anything to the contrary in any Transaction Document, Seller and Buyer agree that all Servicing Rights with respect to the Purchased Mortgage Loans are being transferred hereunder to Buyer on the applicable Purchase Date, the Purchase Price for the Purchased Mortgage Loans includes full and fair consideration for such Servicing Rights and such Servicing Rights will be conclusively deemed to be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for such Purchased Mortgage Loans.
14.Single Agreement
Buyer and Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder, together with the provisions of the Side Letter, constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder and its obligations under the Side Letter, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder or any obligations under the Side Letter and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction or any agreement under the Side Letter shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder or any agreement under the Side Letter, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
15.Notices and Other Communications
Except as otherwise expressly provided herein, all such notices, statements, demands or other communications shall be in writing and shall be deemed to have been duly given and received (i) if sent by facsimile, upon the sender’s receipt of confirmation of transmission of such facsimile from the sending facsimile machine or (ii) if emailed, upon confirmation of receipt by the recipient (including by the recipient’s replying to the email or by the sender’s receiving a read receipt when the sender has chosen MS Outlook’s “request a read receipt” option, or a substantially similar option under another email program, for the email when sent), provided that for both clauses (i) and (ii), if such transmission-confirmed facsimile is sent or such read receipt is received outside of the recipient’s normal business hours, the faxed or emailed communication shall be deemed received at the opening of business on the next Business Day, or (iii) if hand delivered, when delivery to the address below is made, as evidenced by a confirmation from the applicable courier service of delivery to such address, but without any need of evidence of receipt by the named individual required and (iv) if mailed by Express Mail or sent by overnight courier, on the following Business Day, in each case addressed as follows:
if to Seller:
loanDepot.com, LLC
26642 Towne Centre Drive
Foothill Ranch, California 92610
Attention: [***]
Phone: [***]

Email: [***]
            [***]
if to Buyer:
JPMorgan Chase Bank, N.A.
712 Main Street, 3rd Floor North
Houston, Texas 77002
Attention: [***]
Phone: [***]
Fax: [***]
email: [***]

with copies to:
JPMorgan Chase Bank, N.A.
Mortgage Warehouse Finance Operations
Attn: MWF Operations Team
TX1-0022
14800 Frye Road, 2nd Floor
Fort Worth, TX 76155
Attention: [***]
Phone: [***]
Fax: [***]
email: [***]

Either Party may revise any information relating to it by notice in writing to the other Party given in accordance with the provisions of this Section 15.
16.Fees and Expenses; Indemnity
(a)Seller will pay its own legal and accounting fees and other costs incurred in respect of this Agreement, the other Transaction Documents and this facility. Seller will promptly pay all out-of-pocket costs and expenses reasonably incurred by Buyer, including reasonable attorneys’ fees, in connection with (i) preparation, negotiation, and documentation of this Agreement and the other Transaction Documents, (ii) administration of this Agreement and the other Transaction Documents and any amendment or waiver thereto and purchase and resale of Mortgage Loans by Buyer hereunder, (iii) protection of the Purchased Mortgage Loans (including all costs of filing or recording any assignments, financing statements, amendments and other documents), (iv) performance of due diligence and audits in respect of Mortgage Loans purchased or proposed for purchase hereunder and Seller’s business and finances, by Buyer or any agent of Buyer, conducted before and after the date hereof, (v) enforcement of Buyer’s rights hereunder and under any other Transaction Document (including costs and expenses suffered or incurred by Buyer in connection with any Act of Insolvency related to Seller appeals and any anticipated post-judgment collection services), (vi) entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, including all fees, expenses and commissions reasonably incurred, and (vii) any cost or expense reasonably incurred, directly or indirectly arising or resulting from the occurrence of an Event of Default.
(b)In addition to its other rights hereunder, Seller shall indemnify Buyer and Buyer’s Affiliates and Subsidiaries and their respective directors, officers, agents, advisors and employees (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against, and hold Buyer and each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Party (“Losses”) relating to or arising out of this Agreement, any other Transaction Document or any other related document, or any transaction contemplated hereby or thereby or any use or proposed use of proceeds thereof and amendment or waiver thereof, or any breach by Seller or any Subservicer engaged by Seller of any covenant, representation or warranty contained in any of such documents, or arising out of, resulting from, or in any manner connected with, the purchase by Buyer of any Purchased Mortgage Loan or the servicing of any Purchased Mortgage Loans by Seller or any Subservicer; provided that Seller shall not be required to indemnify any Indemnified Party to the extent such Losses result from the gross negligence or willful misconduct of such Indemnified Party. The provisions of this Section 16 shall survive the termination of this Agreement.
17.Shipment to Approved Takeout Investor
If Seller desires that Custodian send an Asset File to an Approved Takeout Investor in connection with Seller’s repurchase of the related Purchased Mortgage Loan, then Seller shall prepare and send to Custodian written shipping instructions pursuant to Section 10 (Shipment of Documents) of the Custodial Agreement instructing Custodian when and how to send such Asset File to such Approved Takeout Investor or its designee. If Seller instructs Custodian to send an Asset File before the Repurchase Date, Custodian will send the Asset File under a Bailee Letter as provided in the Custodial Agreement.
18.Buyer as Attorney-in-Fact
Buyer is hereby appointed the attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that Buyer may, in good faith, deem necessary or advisable to accomplish the purposes hereof, including (i) receiving, endorsing and collecting all checks made payable to the order of Seller representing any Income on any of the Purchased Mortgage Loans and giving full discharge for the same, (ii) perfecting and continuing the Lien granted by this Agreement and (iii) protecting, preserving and realizing on the Mortgage Assets, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Buyer agrees to not exercise the power granted by this Section 18 unless an Event of Default has occurred and is continuing; provided that Buyer may add and amend endorsements in Seller’s name of Mortgage Notes either in blank or to any Approved Takeout Investor or its designee, cancel endorsements and re-endorse Mortgage Notes in Seller’s name at any time before or after any Event of Default shall have occurred.
19.Wire Instructions
(a)Unless otherwise specified in this Agreement, any amounts to be transferred by Buyer to Seller hereunder shall be sent by wire transfer in immediately available funds to the account of Seller at:
Bank:            [***].
ABA No.:        [***]
Account Name:     [***]
Acct. No.:        [***]
Attn:            [***]
(b)Any amounts to be transferred by Seller to Buyer hereunder shall be sent by wire transfer in immediately available funds to the account of Buyer at:
Bank:            [***]
ABA No.:           [***]

Account Name:    [***]
Acct. No.:        [***]
Attn:            [***]
(c)Amounts received after 3:00 p.m. (Eastern time) on any Business Day shall be deemed to have been paid and received on the next succeeding Business Day.
20.Entire Agreement; Severability
This Agreement, as supplemented by the Side Letter, supersedes any existing agreements between the Parties containing terms and conditions for Mortgage Loan repurchase transactions. Each provision and agreement of this Agreement and the other Transaction Documents shall be treated as separate and independent from any other provision or agreement of this Agreement and the other Transaction Documents and shall be enforceable notwithstanding the unenforceability of any of such other provisions or agreements. Without limiting the generality of the foregoing, if any phrase or clause of any Transaction Document would render any provision or agreement of this (or any other) Transaction Document unenforceable, such phrase or clause shall be disregarded and deemed deleted, and such provision shall be enforced as fully as if the offending phrase or clause had never appeared.
21.Assignments; Termination; No Third Party Beneficiaries
(a)The rights and obligations of Seller under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer and any such assignment without the prior written consent of Buyer shall be null and void.
(b)Buyer may assign all or any portion of its rights, obligations and interest under this Agreement and in the Mortgage Assets at any time without the consent of any Person, provided that any such assignment, other than an assignment to an Affiliate of Buyer, is subject to the prior written consent of Seller so long as an Event of Default or Default has not occurred and is not continuing. Any such assignment shall be in a minimum amount of [***] Dollars ($[***]) unless otherwise consented to by Seller; provided that Seller’s consent shall not be required if an Event of Default or Default has occurred and is continuing. Resales of Purchased Mortgage Loans by Buyer (subject to (i) Seller’s right to repurchase the Purchased Mortgage Loans before termination of this Agreement or Buyer’s liquidation of the Purchased Mortgage Loans pursuant to Section 12 and (ii) Buyer’s obligation to deliver the same to Seller or its designee upon receipt of the Repurchase Price therefor) in accordance with applicable law, shall be permitted without restriction, provided that no such sale shall release Buyer from any of its obligations under this Agreement or substitute any such purchaser from Buyer for Buyer as a party to this Agreement. Buyer may sell participation interests in all or any portion of its rights, obligations and interest under this Agreement and in the Mortgage Assets to any Person at any time without the consent of any Person, provided that no such sale shall release Buyer from any of its obligations under this Agreement or substitute any such purchaser of a participation interest from Buyer for Buyer as a party to this Agreement. In addition to, and notwithstanding any provision to the contrary in, the foregoing, Buyer may assign its rights to enforce this Agreement as to any Mortgage Loan to any Person that subsequently purchases such Mortgage Loan from Buyer or provides financing to Buyer with respect to such Mortgage Loan, provided that no such assignment shall release Buyer from any of its obligations under this Agreement or substitute any such assignee for Buyer as a party to this Agreement.
(c)In addition to the foregoing, Buyer may, at any time in its sole discretion, pledge or grant a Lien in all or any portion of its rights under this Agreement (including any rights to Mortgage Assets and any rights to payment of the Repurchase Price) to secure obligations to a

Federal Reserve Bank, without notice to or consent of Seller; provided that no such pledge or grant of a security interest would release Buyer from any of its obligations under this Agreement, or substitute any such pledgee or grantee for Buyer as a party to this Agreement.
(d)Subject to the foregoing, this Agreement and any Transactions shall bind and benefit the Parties and their respective successors and assigns; provided that nothing in this Agreement, express or implied, shall be construed to confer any legal or equitable right, remedy or claim under or by reason of this Agreement or otherwise upon any Person other than the following Persons:
(i)the parties hereto;
(ii)their respective successors and their respective assigns permitted by this Agreement (including any Affiliate of Buyer);
(iii)purchasers of participation interests;
(iv)buyers of Purchased Mortgage Loans resold by Buyer in accordance with applicable law (and subject to the provisions of the parenthetical clause in the third sentence of Section 21(b));
(v)assignees by written assignment executed by Buyer of Buyer’s rights to enforce this Agreement which assignee concurrently or subsequently purchases such Mortgage Loan from Buyer or provides financing to Buyer with respect to such Mortgage Loan; and
(vi)any Federal Reserve Bank or Federal Home Loan Bank to which Buyer shall have pledged or granted a Lien in any of its rights under this Agreement.
(e)Notwithstanding any of the foregoing provisions of this Section 21, Buyer shall not be precluded from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Section 12.
(f)This Agreement and all Transactions outstanding hereunder shall terminate automatically without any requirement for notice on the date occurring on or after the Termination Date on which all Repurchase Prices and all other obligations of Seller under the Transaction Documents have been paid in full.
22.Counterparts; Signatures
(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)Delivery of an executed counterpart of a signature page of this Agreement or any other Transaction Document by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic

Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require Buyer to accept electronic signatures in any form or format without its prior written consent.
23.GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(b)SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 23 SHALL AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST EITHER SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH PARTY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES HEREUNDER SPECIFIED IN SECTION 15.
(c)EACH OF SELLER AND BUYER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN SELLER AND BUYER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BUYER TO PROVIDE THE FACILITY PROVIDED FOR IN THIS AGREEMENT.
24.No Waivers, Etc.
No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any Party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the Parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) will not constitute a waiver of any right to do so at a later date.

25.Use of Employee Plan Assets
(a)If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by Seller in a Transaction (each, an “ERISA Transaction”), Seller shall so notify Buyer before such ERISA Transaction. Seller shall represent in writing to Buyer that the ERISA Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and Buyer may proceed in reliance thereon but shall not be required so to proceed.
(b)Subject to the last sentence of Section 25(a), any such ERISA Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.
(c)By entering into an ERISA Transaction pursuant to this Section 25, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as any such ERISA Transaction is outstanding.
26.Intent
(a)The Parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code. Seller hereby agrees that it shall not challenge the characterization of this Agreement as a “repurchase agreement” as that term is defined in Section 101 of the Bankruptcy Code, or as a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code in any dispute or proceeding.
(b)It is understood that either Party’s right to accelerate or terminate this Agreement or to liquidate Mortgage Loans delivered to it in connection with Transactions hereunder, or to exercise any other remedies pursuant to Section 12, is a contractual right to accelerate, terminate or liquidate this Agreement or such Transaction as described in Sections 555 and 559 of the Bankruptcy Code.
(c)The Parties agree and acknowledge that if a Party hereto is an “insured depository institution,” as such term is defined in the FDIA each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(d)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the FDICIA and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the Parties is not a “financial institution” as that term is defined in FDICIA).
(e)It is understood and agreed that this Agreement constitutes a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and that either Party’s right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this

Agreement or any Transaction is a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with, this Agreement or any Transaction as described in Section 561 of the Bankruptcy Code.
27.Disclosure Relating to Certain Federal Protections
The Parties acknowledge that they have been advised that:
(a)in the case of Transactions in which one of the Parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other Party with respect to any Transaction hereunder;
(b)in the case of Transactions in which one of the Parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other Party with respect to any Transaction hereunder; and
(c)in the case of Transactions in which one of the Parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder other than funds on deposit in an Account are not a deposit and therefore are not insured by either the FDIC or the National Credit Union Share Insurance Fund.
28.Confidentiality
(a)Confidential Terms. The Parties hereby acknowledge and agree that all written or computer-readable information provided by one Party to any other regarding the terms set forth in any of the Transaction Documents or the Transactions contemplated thereby or any non-public information provided by Seller on any telephone calls with Buyer provided that Seller specificall informs Buyer that such information is not public (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any Person without the prior written consent of such other Party except to the extent that (i) such Person is an Affiliate, Subsidiary, division or parent holding company of a Party or a director, officer, employee or agent (including an accountant, legal counsel and other advisor) of a Party or such Affiliate, division or parent holding company, provided such recipients are advised of the confidential nature of the Confidential Terms, (ii) in such Party’s opinion, it is necessary to do so in working with legal counsel or auditors (provided such recipients are advised of the confidential nature of the Confidential Terms), taxing authorities or other governmental agencies or regulatory bodies (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in order to comply with any applicable federal or state laws or regulations, (iii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iv) in the event of a Default or an Event of Default, Buyer reasonably determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Buyer’s rights hereunder, (v) to the extent Buyer deems it necessary or appropriate to disclose it to Custodian or in connection with an assignment or participation under Section 21 or in connection with any hedging transaction related to Purchased Mortgage Loans, provided such recipients are advised of the confidential nature of the Confidential Terms, (vi) Buyer could reasonably expect that such disclosure could not reasonably be expected to violate any SEC requirements or federal or state securities laws or (vii) Seller may make disclosures related to this Agreement and the other Transaction Documents as required by the SEC or any federal or state securities laws and Seller may make disclosures related to this Agreement and the other Transaction Documents to describe to its creditors the facilities provided under the Transaction Documents so long as pricing information (including Purchase Prices and Pricing Rates), fees and financial covenant terms related to the Transaction Documents are given without linking or relating them to Buyer and in a range which describes such terms for all of Seller’s warehouse facilities generally. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Transactions, any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local tax treatment and that may be relevant to understanding such tax treatment, and the Parties may disclose information pertaining to this Agreement routinely provided by arrangers to league table providers, that serve the financing industry; provided that Seller may not disclose (except as provided in clauses (i), (ii), (iii) or (vi) of this Section 28(a)) the name of or identifying information with respect to Buyer or any pricing terms (including the Pricing Rate, Facility Fee or other fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the U.S. federal, state and local tax treatment of the Transactions and is not relevant to understanding the U.S. federal, state and local tax treatment of the Transactions, without the prior written consent of Buyer. Any Person required to maintain the confidentiality of Confidential Terms as provided in this Section 28(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Terms as such Person would accord to its own confidential information. The provisions set forth in this Section 28(a) shall survive the termination of this Agreement for a period of one (1) year following such termination.
(b)Privacy of Customer Information.
(i)Seller’s Customer Information in the possession of Buyer, other than information independently obtained by Buyer and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of Seller. Except in accordance with this Section 28(b), Buyer shall not use any Seller’s Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Seller’s Customer Information to any Person, including any of Buyer’s employees, agents or contractors or any third party not affiliated with Buyer. Buyer may use or disclose Seller’s Customer Information only to the extent necessary (1) for examination and audit of Buyer’s activities, books and records by Buyer’s regulatory authorities, (2) to protect or exercise Buyer’s rights and privileges or (3) to carry out Buyer’s express obligations under this Agreement and the other Transaction Documents (including providing Seller’s Customer Information to Approved Takeout Investors), and for no other purpose; provided that Buyer may also use and disclose Seller’s Customer Information as expressly permitted by Seller in writing, to the extent that such express permission is in accordance with the Privacy Requirements. Buyer shall take commercially reasonable steps to ensure that each Person to which Buyer intends to disclose Seller’s Customer Information, before any such disclosure of information, agrees to keep confidential any such Seller’s Customer Information and to use or disclose such Seller’s Customer Information only to the extent necessary to protect or exercise Buyer’s rights and privileges, or to carry out Buyer’s express obligations, under this Agreement and the other Transaction Documents (including providing Seller’s Customer Information to Approved Takeout Investors). Buyer agrees to maintain an information security program and to assess, manage and control risks relating to the security and confidentiality of Seller’s Customer Information pursuant to such program in the same manner as Buyer does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 168, 170, 208, 211, 225, 263, 308 and 364. Without limiting the scope of the foregoing sentence, Buyer shall use at least the same physical and other security measures to protect all of Seller’s Customer Information in its possession or control as it uses for its own customers’ confidential and proprietary information.
(ii)Seller shall indemnify the Indemnified Parties against, and hold each of them harmless from, any losses, liabilities, damages, claims, costs and expenses (including reasonable attorneys’ fees and disbursements) suffered or incurred by any Indemnified Party relating to or arising out of Seller’s loss, improper disclosure or misuse of any Seller’s Customer Information not caused by Buyer’s sole or concurrent gross negligence or willful misconduct.
29.Setoff
(a)Seller Waives Setoff Rights. Except to the extent specifically permitted herein, Seller hereby irrevocably and unconditionally waives all right to setoff that it may have under contract (including this Agreement), applicable law, in equity or otherwise with respect to any funds or monies of Buyer (or any disclosed principal for which Buyer is acting as agent) at any time held by or in the possession of Seller.
(b)Buyer May Set Off. Seller agrees that Buyer, at any time an Event of Default has occurred and is continuing, may set off any funds or monies of Seller at any time held by or in the possession of Buyer in connection with this Agreement or any other Transaction Document or otherwise, against any amounts Seller owes to Buyer, or against any amounts Seller owes to any other Indemnified Party, pursuant to the terms of this Agreement or any other Transaction Document. Buyer shall notify Seller promptly of any such setoff and the application made by Buyer; provided that the failure to give such notice shall not affect the validity of such setoff and application or give rise to any liability of Buyer.
30.WAIVER OF SPECIAL DAMAGES.
SELLER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SELLER MAY HAVE TO CLAIM OR RECOVER FROM BUYER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
31.USA PATRIOT ACT NOTIFICATION.
The following notification is provided to Seller pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Seller: When Seller opens an account, if Seller is an individual, Buyer will ask for Seller's name, taxpayer identification number, residential address, date of birth, and other information that will allow Buyer to identify Seller, and if Seller is not an individual, Buyer will ask for Seller's name, taxpayer identification number, business address, and other information that will allow Buyer to identify Seller. Buyer may also ask, if Seller is an individual, to see Seller's driver’s license or other identifying documents, and if Seller is not an individual to see Seller's legal organizational documents or other identifying documents.
32.Amendment and Restatement of Prior MRA
(a)This Agreement amends and restates in its entirety the Prior MRA effective as of the date hereof, subject to the satisfaction of the conditions precedent set forth in Section 7(a). This Agreement shall have the effect of a substitution of terms of the Prior MRA, but this Agreement will not have the effect of causing a novation or repayment of the obligations under the Prior MRA or a termination or extinguishment of the Liens granted under the Prior MRA, but instead such obligations shall remain outstanding and repayable pursuant to the terms of this Agreement and such Liens shall remain attached, enforceable and perfected securing such obligations and all additional payment and performance obligations of Seller arising under this Agreement and the other Transaction Documents. Upon this Agreement becoming effective, all agreements, documents and instruments executed in connection with the Prior MRA shall be terminated; provided that the Electronic Tracking Agreement and the UCC financing statements filed in respect of the Liens granted to Buyer under the Prior MRA, and any rights of Buyer under any provision of any such agreement, document or instrument executed in connection with the Prior MRA that by its terms is stated to survive termination shall continue in effect.
(b)Seller authorizes Buyer to amend and continue the UCC financing statements filed in connection with the Prior MRA from time to time in any manner deemed desirable or reasonably necessary by Buyer, in its sole good faith discretion, to reflect that the Liens described therein are now held by Buyer under this Agreement, its successors and assigns, and to maintain the perfection and priority of such Liens granted under the Prior MRA.
(The remainder of this page is intentionally blank; counterpart signature pages follow)

JPMORGAN CHASE BANK, N.A.

By:/s/ Laura Carter
Laura Carter
Authorized Officer

LOANDEPOT.COM LLC

By:/s/ Patrick Flanagan
Patrick Flanagan Chief Financial Officer

Signature Page to First Amended and Restated Master Repurchase Agreement between JPMorgan Chase Bank, N.A., as Buyer, and loanDepot.com LLC, as Seller

List of Exhibits and Schedules
Exhibit A    Form of Confirmation
Exhibit B    Mortgage Loan Representations and Warranties
Exhibit C    Form of Compliance Certificate
Exhibit D    Conditions Precedent Documents
Exhibit E    Required Opinions of Counsel
Exhibit F    Subsidiary Information
Exhibit G    Form of Subservicer Instruction Letter
Exhibit H    Certain Debt and guaranties
Exhibit I    Seller Names from Tax Returns
Exhibit RLA    12/16 Rewarehousing Letter Agreement
Schedule I    Approved Takeout Investors
Schedule II     Seller’s Authorized Signers
Schedule III    CLTV/DTI/FICO Score Criteria
Schedule IV    Approved Correspondents

Schedule IV, Page 1